UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LyondellBasell Industries N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF AND AGENDA FOR

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Time and Place:	11:00 a.m. (CET) on Wednesday, May 6, 2015 at the Sheraton Hotel, Schiphol Airport, located at Schiphol Blvd. 101, 1118 BG Amsterdam the Netherlands

Items of Business:

•    Re-election of four current Supervisory Directors for terms to expire in 2018;

•    Election of Kevin W. Brown and Jeffrey A. Kaplan as members of the Management Board for terms to expire in 2018;

•    Discussion of our compensation for named executives and Managing Directors and approval of our executive compensation as described;

•    Adoption of our Dutch statutory annual accounts for the year ended December 31, 2014;

•    Discharge of the members of our Management Board and Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2014;

•    Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our U.S. GAAP financial statements for the year ending December 31, 2015 and appointment of PricewaterhouseCoopers Accountants N.V. to audit our Dutch statutory annual accounts for the year ending December 31, 2015;

•    Approval of the interim dividends we declared and paid in respect of the 2014 fiscal year;

•    Approval to authorize the Supervisory Board for a period of 18 months to issue shares or grant rights to subscribe for shares (up to 20% of the authorized capital) and to limit or exclude the preemptive rights for those shares;

•    Approval of an amendment to our Employee Stock Purchase Plan to extend the plan for three years;

•    Approval of repurchases of up to 10% of our issued shares;

•    Discussion of matters required under Dutch law, including corporate governance, our dividend policy and the compensation of the Management Board; and

•    Any other matters properly brought before the meeting.

Who Can Vote:	You can vote if you are a shareholder of record as of April 8, 2015

Voting by Proxy:	You may submit your proxy over the internet; by telephone or by mail. You may revoke your proxy at any time before the vote is taken by following the instructions in the proxy statement.

Amanda K. Maki
March 24, 2015	Secretary to the Supervisory Board

Page
About the Annual Meeting	1
Supervisory Board of Directors	4
Corporate Governance Matters and Communications with the Supervisory Board	4
Board Leadership Structure	4
Role in Risk Oversight	5
Independence of Supervisory Board Members	6
Meetings and Board Committees	7
Audit Committee Report	8
Compensation Committee Report	10
Compensation Committee Interlocks and Insider Participation	10
Dutch Corporate Governance Code	12
Related Party Transactions	14
Compensation of the Members of the Supervisory Board	14
Election of Supervisory Board Directors (Item 1 on the Proxy Card)	16
Supervisory Directors Not Standing for Election	18
Information about the Management Board	21
Election of Managing Directors (Item 2 on the Proxy Card)	21
Supervisory Director, Supervisory Director Nominee and Management Share Ownership	24
Persons Owning More than 5% of LyondellBasell Shares	25
Section 16(a) Beneficial Ownership Reporting Compliance	25
Compensation Discussion and Analysis	26
Executive Compensation Tables	51
Adoption of Dutch Statutory Annual Accounts for 2014 (Item 3 on the Proxy Card)	61
Discharge from Liability of Members of the Management Board (Item 4 on the Proxy Card)	61
Discharge from Liability of Members of the Supervisory Board (Item 5 on the Proxy Card)	62
Ratification of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm (Item 6 on the Proxy Card)	62
Independent Registered Public Accounting Firm Fee Information	63
Appointment of PricewaterhouseCoopers Accountants N.V. as the Auditor for the Dutch Statutory Annual Accounts (Item 7 on the Proxy Card)	63
Ratification and Approval of Dividends in Respect of the 2014 Fiscal Year (Item 8 on the Proxy Card) and Discussion of Dividend Policy	64
Advisory (Non-Binding) Vote Approving Executive Compensation (Item 9 on the Proxy Card)	64
Proposal to Authorize the Supervisory Board for a Period of 18 Months to Issue Shares or Grant Rights to Subscribe for Shares in the Capital of the Company (Item 10 on the Proxy Card)	65
Approval of the Authority of the Supervisory Board to Limit or Exclude Pre-emptive Rights for Shares Issued Under Item 10 on the Proxy Card (Item 11 on the Proxy Card)	66
Approval of the Amendment to the LyondellBasell Industries N.V. 2012 Global Employee Stock Purchase Plan (Item 12 on the Proxy Card)	66
Approval of the Authority of the Management Board, with Supervisory Board Approval, to Repurchase up to 10% of our Issued Share Capital Until November 6, 2016 (Item 13 on the Proxy Card)	70
Equity Compensation Plan Information	71
Appendix A - Amended and Restated Global Employee Stock Purchase Plan

LyondellBasell Industries N.V.

PROXY STATEMENT

About the Annual Meeting

Who is soliciting my vote?

The Supervisory Board of Directors is soliciting your vote at the 2015 Annual General Meeting of shareholders.

Why are these matters being submitted for voting?

In accordance with Dutch law and the rules and regulations of the New York Stock Exchange (the “NYSE”) and the U.S. Securities and Exchange Commission (the “SEC”), we are required to submit certain items for the approval of our shareholders. Under Dutch law, several matters that are within the authority of the Supervisory Directors under most U.S. state corporate laws require shareholder approval. Additionally, Dutch governance provisions require certain topics for discussion at the annual general meetings of shareholders that are not subject to a shareholder vote.

The adoption of our annual accounts, the discharge from liability of members of our Management and Supervisory Boards, the appointment of PwC to audit our Dutch annual accounts, the approval of dividends, and the authorization to repurchase shares all are items that we are required to submit to shareholders by reason of our being incorporated under Dutch law.

How does the Board recommend that I vote my shares?

The Supervisory Board recommends voting “FOR” all of the items presented in this proxy statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Supervisory Board of Directors.

Who is entitled to vote?

You may vote if you are the record owner of LyondellBasell shares as of the close of business on April 8, 2015. Each share is entitled to one vote. As of March 2, 2015, we had 476,997,279 shares outstanding and entitled to vote.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. There are no quorum requirements under Dutch law. As a result, we may hold our meeting regardless of the number of shares that are present in person or by proxy at the meeting. However, certain items on the agenda require a greater number of votes if and to the extent fewer than 50% of the shares outstanding are represented at the meeting, as described below.

How many votes are needed to approve each of the proposals?

Our Supervisory Directors are elected by the affirmative vote of a majority of votes cast. Pursuant to our Articles of Association, our shareholders may set aside the binding nominations for any of the candidates by a vote of at least two-thirds of the votes cast at a meeting representing more than one-half of the issued share capital, in which case a new list of nominees will be prepared by the Supervisory Board.

The proposal to authorize the Supervisory Board to limit or exclude, for a period of 18 months, pre-emptive rights on shares or rights to subscribe for shares requires the affirmative vote of a majority of the votes cast, unless less than 50% of our issued share capital is represented at the meeting, in which case the proposal will require two-thirds of the affirmative votes cast.

The affirmative vote of a majority of the votes cast on the proposal is required to approve each of the other proposals set forth in this proxy statement.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must vote over the internet, by telephone or by mail. Instructions for each method of voting are on the proxy card.

If you hold your LyondellBasell shares in a brokerage account (that is, you hold your shares in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your LyondellBasell shares in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Entering a new vote by telephone or over the Internet prior to 12:00 p.m. Eastern Time on May 5, 2015;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending us a written document revoking your earlier proxy; or

•	Voting again in person at the meeting.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If your shares are held in your name and you do not provide a proxy or vote your shares, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. We believe that, pursuant to NYSE rules, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 is considered to be a routine matter. Therefore, without instructions from you, the broker may not vote on any proposals other than the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” all matters for which you did not vote.

How are votes counted?

For all proposals other than the election of Supervisory Directors and Managing Directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For the election of Supervisory Directors and Managing Directors, you may vote “FOR,” “AGAINST,” or “WITHHOLD.” A vote to abstain or withhold does not count as a vote cast, and therefore will not have any effect on the outcome of matters.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy designation.

Who can attend the meeting?

The Annual Meeting is open to all LyondellBasell shareholders. However, if you would like to attend the meeting, you must inform us in writing of your intention of doing so prior to April 29, 2015. The notice may be emailed to investors@lyondellbasell.com. Admittance of shareholders will be governed by Dutch law.

What is the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies. Our Supervisory Directors, officers and employees may solicit proxies by mail, by email, by telephone or in person for no additional compensation. We will also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of $15,000, plus reasonable expenses.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of the annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, or by email at sendmaterial@proxyvote.com. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, so you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

SUPERVISORY BOARD OF DIRECTORS

Corporate Governance Matters

The Nominating & Governance Committee and our Supervisory Board review the Company’s governance structure to take into account changes in Dutch law, SEC and NYSE rules, as well as current best practices.

Our Corporate Governance Guidelines and our Code of Conduct are posted on the Company’s Internet site under the “Corporate Governance” caption of the “Investor Relations” tab and available in print upon request. The Guidelines address the following matters, among others: Supervisory Director qualifications, Supervisory Director responsibilities, Supervisory Board committees, Supervisory Director access to officers, employees and independent advisors, Supervisory Director compensation, Supervisory Board performance evaluations, Supervisory Director orientation and continuing education, and Chief Executive Officer (CEO) evaluation and succession planning.

Our Supervisory Board is divided into three classes, each consisting of approximately one-third of the total number of the members of the Supervisory Board. Messrs. Buchanan, Cooper and Gwin and Ms. Goren are each Class II Supervisory Directors, whose terms expire at the Annual Meeting. Our Supervisory Board has nominated each of them for re-election.

Communications with the Supervisory Board and Shareholder Proposals

The Supervisory Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Supervisory Board by contacting our Corporate Secretary, as provided below:

Mailing Address:	Corporate Secretary
LyondellBasell Industries
1221 McKinney Street, Suite 300
Houston, Texas 77010

Phone Number:	(713) 309 – 7200

Communications are distributed to the Supervisory Board or to any individual Supervisory Director or Supervisory Directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard certain items that are unrelated to the duties and responsibilities of the Supervisory Board are excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any Supervisory Director upon request.

Under our Articles of Association, as amended, one or more shareholders representing solely or jointly at least 1% of our share capital or whose shares represent a value of €50 million or more can request the Supervisory Board to place a matter on the agenda for an annual meeting of shareholders, provided that such request is received by the Company at least 60 days before the date of the meeting. Additionally, pursuant to shareholder proposal rules issued by the SEC, if a shareholder wishes to propose a matter for inclusion in our proxy materials for consideration at our 2016 annual meeting of shareholders, subject to our Articles of Association, Dutch law and certain shareholder requirements set forth in the rules of the SEC, the proposal should be mailed by certified mail return receipt requested to the Corporate Secretary at the address set forth above and must be received by the Corporate Secretary on or before November 25, 2015.

Board Leadership Structure

As a Netherlands incorporated company, we have a two-tiered board, the common structure for Dutch public companies. The two boards include a Management Board, responsible for the management of the Company, and a Supervisory Board, responsible for the general oversight of the Management Board. Only executive officers of the Company may serve on the Management Board and only non-employees of the Company may serve on the Supervisory Board. Our Articles of Association provide that our CEO shall serve as the Chairman of the Management Board. The following individuals are the current members of our Management Board:

•	Bhavesh V. (Bob) Patel, Chief Executive Officer and Chairman of the Management Board;

•	Karyn F. Ovelmen, Executive Vice President and Chief Financial Officer;

•	Timothy D. Roberts, Executive Vice President – Global Olefins & Polyolefins; and

•	Patrick D. Quarles, Executive Vice President – Intermediates & Derivatives, Supply Chain & Procurement.

At the Annual Meeting, we are requesting shareholders to elect Kevin W. Brown, Executive Vice President – Manufacturing & Refining and Jeffrey A. Kaplan – Executive Vice President and Chief Legal Officer as members of our Management Board. More information about the Management Board, Mr. Brown and Mr. Kaplan may be found under “Election of Managing Directors” on page 21 of this proxy statement.

The principal responsibility of the Management Board is the overall management of the Company. This means, among other things, that the Management Board is responsible for implementing LyondellBasell’s aims and strategy, managing the Company’s associated risk profile, overseeing the operation of the business and addressing corporate responsibility issues relevant to the enterprise.

The principal responsibility of the Supervisory Board is overseeing the policies of the Management Board and the general course of business and related business enterprises. Robert G. Gwin is the Chairman of the Supervisory Board.

Our two-tier board structure allows our executive officers to focus on managing our day-to-day business, including achieving our aims, strategy and risk profile, and results of operations. It also allows Mr. Gwin, as non-executive Chairman of the Supervisory Board, to lead the Supervisory Board in its fundamental role of supervising the policies of the Management Board. We believe this separation of responsibilities is appropriate for LyondellBasell because of the scope and complexity of the Company’s operations. We also believe the separation of the roles of the CEO and the Chairman of the Supervisory Board that results from our two-tiered board structure generally demonstrates corporate governance best practices.

Role in Risk Oversight

While the Company’s Management Board is responsible for the risk profile of the Company and managing the day-to-day of risks to the Company, the Supervisory Board has broad oversight as it relates to risk management. In this oversight role, the Supervisory Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. The Company believes that its leadership structure is conducive to sound risk management, and that the Supervisory Board’s involvement is appropriate to ensure effective oversight.

The primary means by which our Supervisory Board oversees our risk management structures and policies is through its regular communications with management. At each of the Supervisory Board meetings, executive officers are asked to report to the Supervisory Board and, when appropriate, specific committees. Additionally, other members of management and employees periodically are requested to attend meetings and present information. One of the purposes of these presentations is to provide direct communication between members of the Supervisory Board and members of management. The presentations provide members of the Supervisory Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, members of management report to the Supervisory Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Supervisory Board allow the Supervisory Board to assess the evaluation and management of the Company’s day-to-day risks.

In carrying out its oversight responsibility, the Supervisory Board has delegated to individual Supervisory Board committees certain elements of its oversight function. The Audit Committee provides oversight of the integrity of the Company’s financial statements; the Company’s independent accountants’ qualifications and independence; the performance of the Company’s internal audit function, independent accountants and the Company’s compliance program; and the Company’s system of disclosure and internal controls. The Compensation Committee monitors the Company’s compensation structure and has reviewed an annual risk assessment of compensation policies and practices to ensure no excessive risks are created by our compensation programs. The Nominating & Governance Committee reviews policies and practices in the areas of corporate governance; considers the overall relationship of the Supervisory Board to the Company’s management; and develops, reviews and recommends governance guidelines applicable to the Company. The Health, Safety and Environmental (“HSE”) Committee reviews and monitors compliance with health, safety and environmental matters affecting the Company. As a petrochemical company, we operate large scale, complex industrial manufacturing facilities and produce products that, depending on their use or handling, can be hazardous. Our HSE Committee discusses the Company’s HSE and Operational Excellence programs, reviewing audits of operations; safety and environmental incidents and statistics; as well as action plans and initiatives to improve HSE results.

The Company has an enterprise risk management function, with a group of employees dedicated to enterprise-wide risk management activities. The Management Board is responsible for overseeing the risk management programs of the Company generally, including approving risk tolerances, evaluating whether they are aligned with the Company’s strategic goals, and defining the overall risk profile of the Company. The Management Board has delegated to a Risk Management Committee the authorization to review and approve transactions that are in furtherance of the strategies as approved by the Management Board. The standing members of the Risk Management Committee include the Company’s CEO, Chief Financial Officer and Chief Legal Officer. Through a variety of policies and procedures, business leaders are required to identify, monitor, mitigate and report on risks under the supervision of the Management Board, which requires risk management plans from each business segment and function.

The results of the risk management processes are reported to the Audit Committee of the Supervisory Board, which is responsible for overseeing the design of the risk assessment process. Regular updates on material risks are given to the Supervisory Board. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee in accordance with NYSE requirements.

Independence of Supervisory Board Members

The Supervisory Board has determined that each of the following Supervisory Directors and Supervisory Director nominees is independent in accordance with the NYSE listing standards and the Dutch Corporate Governance Code:

Jacques Aigrain	Jagjeet S. Bindra	Milton Carroll
Nance K. Dicciani	Robert G. Gwin	Bruce A. Smith
Claire S. Farley	Rudy van der Meer	Bella D. Goren

To assist in determining independence, the Supervisory Board adopted categorical standards of Supervisory Director independence, which meet or exceed the requirements of both the NYSE and the Dutch Corporate Governance Code. These standards specify certain relationships that must be avoided to allow for a finding of independence.

The categorical standards our Supervisory Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website at www.lyb.com. The Supervisory Board has determined that there are no relationships or transactions under the categorical standards that would prohibit any of the nine Supervisory Directors listed above from being deemed independent. The Supervisory Board considered certain additional transactions in determining that each of Messrs. Gwin, Carroll, Smith and Ms. Dicciani and Ms. Farley are independent. Specifically, certain of the Company’s subsidiaries:

•	purchase natural gas liquids from a subsidiary of Anadarko Petroleum, where Mr. Gwin serves as Executive Vice President and Chief Financial Officer;

•	purchase utlities from a subsidiary of CenterPoint Energy, where Mr. Carroll serves as chairman;

•	purchase engineering, construction and procurement services from Ventech Engineers, where Mr. Smith is a director;

•	purchase industrial gases, including hydrogen and nitrogen, from Praxair, where Ms. Dicciani is a director; and

•	purchase measurement products from a subsidiary of FMC Technologies, where Ms. Farley is a director.

In determining that none of these relationships affected the independence of any of the interested Supervisory Directors, the Supervisory Board considered the nature of the transactions, all of which are ordinary course, and the dollar amounts involved, none of which were material to either the Company or the counterparty. Additionally, the only instances of any long term contracts are the purchases of industrial gases from Praxair, and those agreements were entered into before Ms. Dicciani joined the Supervisory Board.

Meetings and Board Committees

The Supervisory Board held four meetings in 2014, plus a two-day board retreat, at which strategic planning for all aspects of the Company, including operations, succession planning and other matters, were reviewed. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and committees of which he was a member. The Company does not maintain a policy regarding Supervisory Board members’ attendance at its annual general meetings. The Supervisory Board and its Committees regularly hold executive sessions, at which members of management are not present. All executive sessions are chaired by the respective Chairmen of the Supervisory Board or Committee, as applicable.

The Supervisory Board has four standing committees to assist it in the execution of its responsibilities. The committees are the Audit Committee, Nominating & Governance Committee, Compensation Committee and HSE Committee. The charter of each committee states that it will be composed of a minimum of three members of the Supervisory Board. Each committee functions under a charter adopted by the Supervisory Board as described below.

Audit Committee

The current members of the Audit Committee are Mr. Smith (Chairman), Mr. Aigrain, Ms. Dicciani and Ms. Goren. The Supervisory Board has determined that each of the members of the Audit Committee is financially literate and that each member of the Audit Committee is a financial expert for purposes of the SEC’s rules. The determination was based on a thorough review of our Audit Committee members’ education and financial and public company experience. The Supervisory Board also determined that each member of the Audit Committee has satisfied the heightened independence requirements of Section 10A(m)(3) of the Exchange Act in addition to our categorical standards.

Mr. Smith does not serve on any public company audit committees other than ours. Each of Mr. Aigrain, Ms. Dicciani and Ms. Goren serves on two public company audit committees in addition to ours.

The Audit Committee met five times during 2014. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors, and our compliance function. As part of its function, the Audit Committee reports the results of its activities to the full Supervisory Board. Listed below are the general responsibilities of the Audit Committee.

•	Administrative Responsibilities - Perform an annual self-assessment; review independence and establish policies relating to hiring of former external auditor employees; and pre-approve audit services;

•	Independent Auditor - Engage external auditor and approve compensation;

•	Internal Audit - Review plans, staffing and activities as well as effectiveness;

•

Financial Statements - Review financial statements and earnings releases; discuss and review accounting policies and practices and external auditor reviews; and discuss and review effectiveness of controls; and

•

Compliance - Review plans, staffing and function of the Company’s Compliance function; establish and review procedures for complaints, including anonymous complaints regarding accounting, controls and auditing; and review the Company’s Code of Conduct and system for monitoring compliance therewith.

In addition to its oversight role of risk management as described above in this proxy statement under “Role in Risk Oversight,” the Audit Committee’s duties are set forth in a written charter that was approved by the Supervisory Board. A copy of the charter can be found on our website at www.lyb.com.

Audit Committee Report

As required by its charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Supervisory Board for approval. The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Supervisory Board, to recommend to the Supervisory Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select and nominate the independent auditor for appointment by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2014 and for the 12 month period then ended with management and PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•

Discussed with PwC, the Company’s independent registered public accounting firm for period ended December 31, 2014, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions assisted the Audit Committee in overseeing the financial reporting and disclosure process.

•

Discussed with PwC its independence, including communications PwC is required to provide us under applicable Public Company Accounting Oversight Board requirements. This discussion and disclosure helped the Audit Committee in evaluating such independence.

•	Met periodically with members of management, the internal auditors and PwC to review and discuss internal controls over financial reporting.

•

Reviewed and discussed, with the Company’s management and PwC, the Company’s audited consolidated balance sheet as of December 31, 2014, and consolidated statements of income, cash flows and changes in stockholders’ equity for the 12 month period ended December 31, 2014, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Audit Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Audit Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Supervisory Board (and the Supervisory Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2014. The Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2015.

The Audit Committee of the Supervisory Board

Bruce A. Smith, Chairman

Jacques Aigrain

Nance K. Dicciani

Bella Goren

Compensation Committee

The current members of the Compensation Committee are Messrs. Aigrain (Chairman), Carroll and Smith and Ms. Goren. Each member is independent in accordance with the rules and regulations of the NYSE.

The Compensation Committee met four times in 2014. The Compensation Committee is responsible for overseeing our executive compensation programs and developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Supervisory Board, can be found on our website at www.lyb.com.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans to Company employees, including selection of participants, determination of award levels within plan parameters, and approval of award documents. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation Committee’s responsibilities include the following:

•

Executive Compensation - Approve compensation and benefits of executive officers; review objectives of executive compensation consistent with corporate objectives; review and approve goals and objectives of CEO compensation and evaluate CEO performance; and make recommendations for all executive officers’ compensation;

•

Company Compensation Benefits - Establish and review compensation philosophy, programs and practices and review and approve pension and benefit arrangements as well as funding of pension and benefit plans; and

•	Administrative - Perform an annual self-evaluation.

For additional information on the Compensation Committee, including with respect to compensation consultants engaged in the last fiscal year, see the “Compensation Discussion and Analysis” on page 26 of this proxy statement.

Compensation Committee Report

The Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Supervisory Board

Jacques Aigrain, Chairman

Milton Carroll

Bella Goren

Bruce Smith

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal year 2014, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 407(e)(4) of Regulation S-K.

During fiscal year 2014, none of our executive officers served as:

•	a member of the compensation committee (or other board committee performing equivalent functions) of another entity that had an executive officer who served on our Compensation Committee;

•	a director of another entity that had an executive officer who served on our Compensation Committee; or

•	a member of the compensation committee (or other board committee performing equivalent functions) of another entity that had an executive officer who served as a Supervisory Director of the Company.

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Messrs. Bindra (Chairman), Carroll and van der Meer and Ms. Farley. Each member is independent in accordance with the rules and regulations of the NYSE.

The Nominating & Governance Committee met four times during 2014. One of the primary responsibilities of the Nominating & Governance Committee is to identify nominees for election to the Supervisory Board. As described in this proxy statement, the Supervisory Board has nominated Messrs. Buchanan, Cooper and Gwin and Ms. Goren for election at the Annual Meeting.

The Nominating & Governance Committee has a written charter that has been approved by the Supervisory Board and can be found on our website at www.lyb.com. It is the duty of the Nominating & Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating & Governance Committee has the following responsibilities:

•	Administrative - Perform an annual self-assessment and coordinate evaluations by other committees and the full Supervisory Board;

•

Supervisory Directors and Supervisory Director Nominees - Identify and recommend candidates for membership on the Supervisory Board; recommend committee memberships and recommend Supervisory Board compensation; and

•	Corporate Governance - Review the Company’s governance profile and make recommendations; and review and comment on shareholder proposals.

Potential Supervisory Director candidates are identified through various methods. The Nominating & Governance Committee welcomes suggestions from Supervisory Directors, members of management, and shareholders. From time to time, the Nominating & Governance Committee uses outside consultants to assist in identifying potential Supervisory Director candidates. The Supervisory Board and Nominating & Governance Committee do not have a policy specific to the candidates nominated by different parties and considers all nominees for vacancies on their merits without regard to the source of recommendation. The Supervisory Board has adopted a profile, which can be found on our website, which details the desired characteristics and experience of members of the Supervisory Board. The Nominating & Governance Committee considers this profile (in addition to any other factors it deems relevant) when considering candidates for nomination to the Supervisory Board. The Supervisory Board intends to maintain a manageable size as stated in our Corporate Governance Guidelines.

Effective January 1, 2013, Dutch law requires that companies whose boards do not meet a 30% gender diversity quota must disclose the reason for not having the specified diversity percentage as well as their efforts and intent to obtain such diversity. The Company’s Supervisory Board currently consists of 11 members, 3 of whom are female. The Supervisory Board does not believe that changing its size solely to meet the gender diversity requirement is in the best interest of the Company or its stakeholders. The Company’s Management Board currently consists of 5 members, 1 of whom is female. Members of the Management Board were and will continue to be chosen from the executive officers of the Company based on their job responsibilities, regardless of gender.

Before being recommended by the Nominating & Governance Committee, Supervisory Director candidates are interviewed by the Chief Executive Officer; a minimum of two members of the Nominating & Governance Committee; and the Chairman of the Supervisory Board. Additional interviews may include other members of the Supervisory Board, representatives from senior levels of management and an outside consultant.

The Nominating & Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee to be potentially considered for nomination as a Class III Supervisory Director at the general meeting in 2016, you should submit the candidate’s name, together with biographical information and his written consent to nomination, to the Chairman of the Nominating & Governance Committee at the Company’s offices in Houston, Texas, at 1221 McKinney Street, Suite 300, Houston Texas 77010, before November 6, 2015.

HSE Committee

The current members of the HSE Committee are Messrs. van der Meer (Chairman) and Bindra, Ms. Dicciani and Ms. Farley. The HSE Committee met four times during 2014. The Committee has a written charter that has been approved by the Supervisory Board and can be found on our website. It is the duty of the HSE Committee to assist the Supervisory Board in its oversight responsibilities by assessing the effectiveness of environmental, health and safety programs and initiatives that support the health, safety and environmental policies of the Company. In late 2014, the Supervisory Board approved extending the duties of the HSE Committee to cover reviewing the Company’s material technologies and the risks relating to its technology portfolio. In fulfilling its duties, the HSE Committee has the following responsibilities:

•

Administrative - Perform an annual self-evaluation; review the status of the Company’s health, safety and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations;

•

Performance - Review and monitor the Company’s health, safety and environmental performance statistics, provide oversight of the programs, initiatives and activities in the areas of health, safety and environmental matters; review with management the Company’s technologies that can have a material impact on the Company; and review the status of our environment, health, safety, product stewardship and other sustainability policies, programs and practices;

•

Environmental Audit - Review and approve the scope of the health, safety and environmental audit program and regularly monitor program results; review and approve the annual budget for the health, safety and environmental audit program; and

•	Reporting - Report periodically to the Supervisory Board on health, safety, environmental and technology matters affecting the Company.

Dutch Corporate Governance Code

In addition to the NYSE listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code (the “Code”) a copy of which is available at www.commissiecorporategovernance.nl. The Code contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

We conduct our operations in accordance with internationally accepted principles of good governance and best practice, while ensuring compliance with the corporate governance requirements applicable in the countries in which we operate. There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code, and we apply almost all of the provisions of the Code.

The Code’s compliance principle is “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices. We disclose in our Dutch annual report that accompanies our Annual Accounts the extent to which we do not apply provisions of the Code, together with the reasons for those deviations. The Dutch annual report may be found on our website at www.lyb.com. Below is a description of the provisions of the Code that we have determined not to apply.

Principles and Practices Related to the Management Board:

Certain of our compensation practices for executive officers who also are members of our Management Board differ from the best practice provisions of the Code. As discussed in the Compensation Discussion & Analysis section of this proxy statement beginning on page 26, our Compensation Committee determines the compensation of our executive officers, including those that serve as Managing Directors. Set forth below are the differences between our compensation for Managing Directors and the best practice provisions of the Code, and the reasons for the deviations.

The Code states that options granted to Managing Directors shall not be exercisable in the first three years after the date of grant. The stock options we grant to our executive officers, including our Managing Directors, are exercisable before the third anniversary of the date of grant. The vesting terms of options to our Managing Directors vary depending on when they were granted. For certain stock options granted in 2010, the vesting began on the second anniversary of the date of grant, and for all options granted beginning in 2011, the vesting began on the first anniversary of date of grant. We believe our vesting schedules are in line with the practices of our peer group used for executive compensation purposes and necessary to attract and retain the best individuals to serve as Managing Directors.

Under the Code, it is best practice to determine the number of shares and options granted based on the achievement of specified targets. The number of options and shares that we grant to our executives, including

Managing Directors, is determined based on an overall target of equity based compensation, calculated as a percentage of base salary, rather than on the achievement of specified targets. The targeted values of options and shares granted are determined based on peer group analyses to ensure competitive compensation for purposes of attracting and retaining executives.

It is a best practice under the Code to retain for at least five years (or until the end of employment, if employment is terminated earlier) any shares granted as compensation without consideration. We do not require all shares granted as compensation to be held for five years or until the end of employment. Instead, our Compensation Committee implemented share ownership requirements that restrict selling of shares unless certain levels of equity are held. We believe that the share ownership guidelines appropriately ensure executives retain enough equity to make certain their interests are aligned with shareholders while also allowing flexibility for investment diversification.

Finally, under the Code, compensation in the event of termination of employment shall not exceed one year’s salary (unless manifestly unreasonable, in which case it may not exceed two year’s salary). Certain of our Managing Directors are party to employment agreements that provide for severance payments in excess of one year’s base salary. Specifically, in certain circumstances, the agreements provide for base salary plus the annual bonus at target. We believe that these severance arrangements are consistent with market practices and our peer group severance arrangements and are necessary at times to attract or retain qualified leaders.

Principles and Practices Related to the Supervisory Board:

The Code states that all but one member of the Supervisory Board should be independent. Our Supervisory Board currently consists of 11 members, two of whom (Messrs. Buchanan and Cooper) have been nominated by a shareholder pursuant to a nomination agreement between us and an affiliate of Access Industries. Under the provisions of the Code, those two members are not considered independent as a result of their affiliation with Access Industries, which owns more than 10% of our shares. This deviation from the Code is a result of our obligation under the nomination agreement. We believe these individuals provide significant value to the workings of the Supervisory Board. Additional information about the nomination agreement can be found in this proxy statement under “Related Party Transactions” below.

The Code includes a best practice provision stating that Supervisory Directors should be limited to no more than three four-year terms. We have no term limits for Supervisory Board members. Our Supervisory Board consists of three classes, with three-year terms. There is no limit on the number of terms those individuals may serve. We believe that, because the Company has been operating only since April 2010, there is no need to subject our Supervisory Board members to term limits at this time.

Finally, the Code states that Supervisory Directors should not be granted Company equity as compensation. As described in this proxy statement under “Compensation of the Members of the Supervisory Board,” our Supervisory Board members receive equity compensation in the form of restricted stock units (“RSUs”). The RSUs pay out in one share for each unit after restrictions lapse. We believe that providing Supervisory Directors with equity compensation is important to recruit individuals for service in order to be competitive with our peers. We also believe that equity grants ensure that Supervisory Directors’ interests are aligned with those of our shareholders. Additionally, the Supervisory Board has implemented Supervisory Director Share Ownership Guidelines that restrict any Supervisory Director from selling more than 50% of the shares he receives from the Company (net of shares withheld for taxes) until he has achieved a dollar value of share ownership equal to 3x his cash retainer. These guidelines are meant to promote long term ownership by our Supervisory Directors.

Related Party Transactions

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve, in advance of commitment, certain transactions that we may enter into with related parties, including Supervisory Directors, officers and certain shareholders. The transactions covered by the policy are those which are:

•	in the ordinary course of business but have an aggregate value of $25 million or more,

•	not in the ordinary course of business, regardless of value, or

•	any transaction where an officer or Supervisory Director of the Company has a direct or indirect material interest and the transaction has a value of $120,000 or more.

The disinterested members of the Audit Committee determine the fairness of the transactions to the Company by considering whether the transactions have terms no less favorable than those which could be obtained from non-related parties.

Below is a description of related party transactions in existence since the beginning of the last fiscal year. Pursuant to SEC rules, we are required to disclose transactions that existed, even when the agreement is no longer in place, such as in the case of the tax cooperation agreement described below.

In 2010, we entered into certain agreements with affiliates of Access Industries. These agreements include a registration rights agreement obligating us to register and bear the costs for the resale of equity securities owned by Access Industries or its affiliates and a nomination agreement. Pursuant to the nomination agreement, Access Industries has the right to nominate individuals for appointment to the Supervisory Board if certain ownership thresholds are met. Access Industries’ nomination rights continue for so long as it owns at least 5% of our issued share capital. The Company entered into these agreements before the Company became publicly traded and the Related Party Transaction Policy was adopted.

At its November 2010 meeting, the Audit Committee approved a tax cooperation agreement with Access Industries. Pursuant to the agreement, employees of the Company may provide assistance and support to Access Industries in connection with certain tax and accounting matters related to the time period during which LyondellBasell AF S.C.A., the Company’s predecessor, was wholly owned by certain affiliates of Access Industries. Pursuant to the cooperation agreement, we charge Access Industries for these services on a time and materials basis. No amounts were charged under the agreement in 2014 and the agreement terminated on December 31, 2014.

On an ongoing basis and in the ordinary course of business, the Company makes spot purchases of natural gas liquids (“NGLs”), raw materials used by the Company in production, from Anadarko Petroleum. Robert G. Gwin, the Chairman of our Supervisory Board, serves as Chief Financial Officer of Anadarko Petroleum. In July 2014, the disinterested members of the Audit Committee approved the Company making spot purchases from Anadarko as it deems appropriate. The determination was based on the fact the transactions were on terms no less favorable than those which could be obtained from non-related parties. The Company purchased $194 million of NGLs from a subsidiary of Anadarko Petroleum in 2014. The Audit Committee considered these purchases in connection with the determination that Mr. Gwin is independent. The Company does not believe that Mr. Gwin’s position at Anadarko gives rise to a direct or indirect material interest in the transactions.

Compensation of the Members of the Supervisory Board

The members of our Supervisory Board receive both equity and cash compensation for their service on the Supervisory Board and its committees. The Supervisory Directors’ compensation is designed to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience.

The Supervisory Board compensation program effective as of April 2014 is set forth below. The actual amounts earned by or paid to Supervisory Directors in 2014 are in the following table entitled “Supervisory Director Compensation.”

Annual Retainer
Cash RSUs	$115,000 ($215,000 for Chairman of the Board) Valued at $170,000 ($310,000 for Chairman of the Supervisory Board)
Committee Retainer
Members	$10,000 ($15,000 for Audit Committee)
Chairmen	$20,000 ($27,500 for Audit and Compensation Committee Chairs)

In addition to the retainers shown above, recognizing the time and effort international travel requires, we pay members of the Supervisory Board a travel fee of $5,000 for each intercontinental trip taken in performing their board service.

SUPERVISORY DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)(5)(6)	Total ($)
Robert G. Gwin, Chairman	187,932	310,000	29,832	527,764
Jacques Aigrain	145,675	170,000	13,091	328,766
Jagjeet S. Bindra	141,452	170,000	34,832	346,284
Robin Buchanan	107,877	170,000	13,926	291,803
Milton Carroll	127,877	170,000	14,832	312,709
Stephen F. Cooper	107,877	170,000	26,792	304,669
Nance K. Dicciani	131,737	170,000	23,237	324,974
Claire Farley	112,808	203,658	18,435	334,901
Bella Goren	116,532	203,658	19,187	339,377
Bruce A. Smith	143,240	170,000	19,832	333,072
Rudy M.J. van der Meer	136,452	170,000	8,237	314,689

(1)	Includes retainers for services earned or paid through December 31, 2014.
(2)	Represents 1,899 RSUs for all Supervisory Directors, other than Mr. Gwin, Ms. Farley and Ms. Goren. Mr. Gwin received 3,462 RSUs as his compensation as Chairman of the Supervisory Board. Ms. Farley and Ms. Goren received grants of 393 RSUs as pro-rated payment of the Supervisory Director grant that vested in May 2014 when they joined the Supervisory Board in February 2014 in addition to the 2014 annual grant of the 1,899 RSUs. In accordance with FASB Topic ASC 718, Compensation – Stock Compensation, the grant date fair value of the awards generally is the number of shares issued times the market value of our shares on that date. See Note 17 to our Consolidated Financial Statement included in our Form 10-K for the year ended December 31, 2014 for a description accounting for equity-based compensation.
(3)	The aggregate number of stock awards outstanding at 2014 fiscal year-end include:

Class I Directors:
Jagjeet Bindra	1,899
Milton Carroll	1,899
Claire S. Farley	1,899
Rudy M. J. van der Meer	1,899
Class II Directors:
Robert G. Gwin, Chairman	6,829
Robin Buchanan	5,266
Stephen F. Cooper.	5,266
Bella D. Goren	1,899

Class III Directors:
Jacques Aigrain	1,899
Nance K. Dicciani.	1,899
Bruce A. Smith	1,899

(4)	Includes travel fees in an amount of $5,000 for each intercontinental trip taken for work performed for the Company. The fees paid for each Supervisory Director are as follows: $25,000 for Mr. Gwin; $10,000 for Mr. Aigrain; $30,000 for Mr. Bindra; $10,000 for each of Mr. Buchanan and Mr. Carroll; $20,000 for each of Mr. Cooper and Ms. Dicciani; $15,000 for each of Ms. Farley, Ms. Goren and Mr. Smith; and $5,000 for Mr. van der Meer. Also includes benefits in kind related to tax preparation and advice related to the Supervisory Directors’ UK and Dutch tax returns and payments. The Company provides these services, through a third party, to the Supervisory Director because of our incorporation and tax domicile structure. The amounts included for each Supervisory Director include $4,832 for each of Mr. Gwin, Mr. Bindra, Mr. Carroll and Mr. Smith; $4,187 for Ms. Goren; $3,435 for Ms. Farley; $3,237 for each of Ms. Dicciani and Mr. Van der Meer; $1,594 for each of Messrs. Aigrain and Buchanan; and $6,792 for Mr. Cooper.
(5)	The terms of the restricted stock unit awards granted to directors entitle them to dividend equivalent payments when and if dividends are paid on the Company’s shares. Under SEC disclosure rules, these amounts are not included in compensation tables and we have not included the amounts in the table above. Supervisory Directors holding restricted stock units received dividend equivalent payments in 2014, including $14,807 to Messrs. Carroll and Bindra; $15,776 to Messrs. Cooper and Buchanan; $4,499 to Ms. Goren and Ms. Farley; $11,059 to Mr. van der Meer; $6,685 to Mr. Smith; $10,434 to Mr. Aigrain; $19,378 to Mr. Gwin; and $5,712 to Ms. Dicciani.
(6)	Includes $1,497 and $2,332 for Messrs. Aigrain and Buchanan, respectively, as compensation for additional expenses they incurred as a result of the Company’s tax residency in the United Kingdom.

ELECTION OF SUPERVISORY BOARD DIRECTORS

The Supervisory Board currently consists of eleven individuals and is divided into three classes. Supervisory Directors are elected for three-year terms on a staggered basis. The term of office for current Class II Supervisory Directors expires at the Annual Meeting, and the Supervisory Board is proposing the re-election of Messrs. Buchanan, Cooper and Gwin and Ms. Goren each for an additional three-year term.

Each of the Supervisory Directors and Supervisory Director nominees listed below has served as a director of one or more public and/or international companies and on a variety of board committees. As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, and, in most cases, global operations. Many of the Supervisory Directors and Supervisory Director nominees also bring substantial experience and particular insights into the petrochemical and energy industries. These individuals collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations.

Below, we provide information regarding the nationality, age, term of office on our Supervisory Board and experience within the last five years for each of the nominees for Supervisory Director. This information is as of March 2, 2015. Required information relating to the share ownership of our Supervisory Directors and nominees may be found in the Supervisory Director Compensation Table above and under the “Supervisory Director, Supervisory Director Nominee and Management Share Ownership” section on page 24.

ELECTION OF SUPERVISORY BOARD DIRECTORS

(Item 1 on the Proxy Card)

The first proposal on the agenda is to elect Messrs. Buchanan, Cooper and Gwin and Ms. Goren as Class II Supervisory Directors until the annual meeting in 2018 pursuant to a binding nomination by the Supervisory Board in accordance with our Articles of Association. Each of Messrs. Buchanan and Cooper were nominated by Access Industries pursuant to a nomination agreement, entered into in 2010, between the Company and affiliates of Access.

Class II Supervisory Directors

Robin Buchanan, British, 62, Class II Supervisory Director since May 2011

Chairman of Michael Page International plc, a specialist recruitment company, since December 2011 and director since August 2011.

Senior Advisor to Bain & Company, a global business consulting firm, since 2007.

Director of Schroders plc, a global asset management company, since March 2010.

Mr. Buchanan has extensive knowledge and experience relating to strategy, leadership, business management and corporate governance, and extensive experience in serving on corporate boards and consulting for companies in an array of industries, including the industrial sector.

Stephen F. Cooper, American, 68, Class II Supervisory Director since July 2010

Chief Executive Officer and Director of Warner Music Group Corp., a recorded music and music publishing business, since August 2011.

Managing Partner of Cooper Investment Partners, a private equity firm specializing in underperforming companies, since July 2008.

Director of Ventech Engineers, Inc., an engineering and procurement services firm, since September 2011.

Vice Chairman and Chairman of the Restructuring Committee of LyondellBasell Industries AF S.C.A., the Company’s predecessor, from March 2009 to April 2010.

Chief Executive Officer and Vice Chairman of Metro-Goldwyn-Mayer, a privately held motion picture and theatrical production and distribution company, from August 2009 to December 2010.

Mr. Cooper has considerable experience as a financial and executive and advisor to companies facing operational and performance issues. He has substantial experience in various industries that provides him with significant expertise in all aspects of supervising management of large, complex companies.

Isabella D. Goren, American, 54, Class II Supervisory Director since February 2014

Director of MassMutual Financial Group, a mutual life insurance company, whose major affiliates include Oppenheimer Funds, Inc. and Babson Capital Management LLC, among others, since December 2014.

Director of Gap Inc., a global retail company with a portfolio of brands, since August 2011.

Senior Vice President and Chief Financial Officer of AMR Corporation, a commercial aviation company and the parent holding company of several airlines, including American Airlines, Inc., a global airline, where she also served as Senior Vice President and Chief Financial Officer, from July 2010 to December 2013.[1]

Senior Vice President of Customer Relationship Marketing of American Airlines, Inc. from 2006 to 2010.

Ms. Goren has extensive experience in executive management of capital intensive and highly competitive businesses, complex international operations and global operating strategies. She brings with her skills and expertise in financial matters, senior executive leadership, general management, strategic planning, and public company governance experience, all of which are skills the Supervisory Board seeks in a candidate.

1 AMR Corporation and American Airlines, Inc. successfully completed a reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2013, for which a voluntary petition was filed in November 2011.

Robert G. Gwin, American, 51, Class II Supervisory Director since May 2011 and Chairman of the Supervisory Board since September 2013

Executive Vice President, Finance and Chief Financial Officer of Anadarko Petroleum Corporation, an oil and gas exploration and production company, since March 2009.

Chairman of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since October 2009 and director since August 2007.

Chairman of Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP since November 2012.

Chief Executive Officer of Western Gas Holdings from August 2007 to January 2010.

Mr. Gwin has broad experience relating to the oil and gas industry, finance, public company board experience and executive management expertise, among other skills.

Our Management Board and Supervisory Board recommend shareholders vote FOR the election of each of the named candidates.

Supervisory Directors Not Standing for Election

Information, as of March 2, 2015, with respect to the Supervisory Directors who are not up for election is as follows:

Jacques Aigrain, French-Swiss, 60, Class III Supervisory Director since May 2011

Partner, Warburg Pincus LPP, a global private equity firm, since 2015 and Senior Advisor since March 2014.

Director of Lufthansa German Airlines, since September 2007.

Director of The London Stock Exchange Group Plc, a diversified international stock exchange, since May 2013.

Director of WPP plc, a multinational advertising and public relations company, since May 2013.

Chairman of LCH Clearnet Group, Limited, a clearinghouse group, from March 2010 to March 2015.

Director of Resolution Ltd., a financial services company that acquires businesses in the insurance industry, from February 2010 to March 2013.

Director of Qatar Financial Centre Authority, the commercial arm of the Qatar Financial Centre, from April 2012 to February 2015.

Mr. Aigrain has extensive operational and management expertise, as well as considerable experience with international companies and board service, among other skills.

Jagjeet S. Bindra, American, 67, Class I Supervisory Director since May 2011

Director of Edison International, a generator and distributor of electric power, and its subsidiary, Southern California Edison Co., an electric utility company, since April 2010.

Director of Transocean Ltd., an offshore drilling contractor and the provider of drilling management services, from 2011 to 2014.

Director of Larsen & Toubro, a technology, engineering, construction and manufacturing company, from 2009 to 2012.

Director and Deputy Chairman of Transfield Services, a global provider of operations, maintenance and asset and project management services, from 2009 to 2012.

Director of Advisory Board of Hart Energy Consulting, an energy industry publisher, from 2009 to 2010.

Director of Sriya Innovations, an alternative energy firm, from 2009 to 2010.

Through his senior management experience at Chevron and his other public company board service, Mr. Bindra has expertise in nearly all areas for which the Supervisory Board seeks experienced individuals, including finance, general management, senior management, mergers and acquisitions, strategic planning, government and regulatory affairs, risk and asset management, capital markets, corporate governance and general public company oversight.

Milton Carroll, American, 64, Class I Supervisory Director since July 2010

Chairman of CenterPoint Energy, a public utility holding company, since October 2002 and a Director since 1992.

Chairman of Health Care Service Corporation, a health benefits company, since 2002 and a Director since November 1998.

Director of Halliburton, an oilfield services company, since December 2006.

Director of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since April 2008.

Director of LRR Energy, L.P., from 2011 to January 2014.

Chairman of Instrument Products, a private oil-tool manufacturing company, from October 1977 to 2014.

As an experienced director of several public companies, Mr. Carroll brings with him expertise in most areas for which the Supervisory Board seeks experienced individuals, including finance, general management, senior management, mergers and acquisitions, strategic planning, government and regulatory affairs, risk and asset management, corporate governance and general public company oversight.

Nance K. Dicciani, American, 67, Class III Supervisory Director since September 2013

Director of Halliburton, an oilfield services company, since September 2009.

Director of Praxair, an industrial gases company, since September 2008.

Director of Rockwood Holdings, a specialty chemicals and advanced materials company from May 2008 until July 2014.

Ms. Dicciani’s career history includes executive roles at both Honeywell Specialty Materials and Rohm and Haas, both specialty chemical companies that give her unique insight into the operations and issues of a petrochemical company. Through these executive roles and her current roles as a director of other public companies, Ms. Dicciani brings with her expertise in financial, senior management, general management, strategic planning, risk and asset management, corporate governance and public company matters, all of which are areas of expertise the Supervisory Board looks for when choosing candidates.

Claire S. Farley, American, 56, Class I Supervisory Director since February 2014

Member of KKR Management LLC, the general partner of KKR & Co. L.P., a global investment firm, since January 2013.

Managing Director of KKR Energy Group from November 2011 to January 2012.

Co - Chief Executive Officer of RPM Energy, a privately-owned oil and gas exploration and development company, from September 2010 to November 2011.

Director of FMC Technologies, Inc., a global provider of technology solutions for the energy industry, since May, 2009.

Director of Encana Corporation, a North American energy provider, from April, 2008 through August 2014.

As a former oil and gas executive and an executive of oil and gas industry and transaction advisors, as well as her current public company experience, Ms. Farley brings with her knowledge and expertise in many of the areas the Supervisory Board seeks experienced individuals, including mergers and acquisitions, strategic planning, finance, general management, senior management, risk and asset management, capital markets, corporate governance and general public company oversight.

Bruce A. Smith, American, 71, Class III Supervisory Director since July 2010

Chief Executive Officer of One Cypress Energy LLC, a petroleum products provider, since December 2011.

Chairman of Tesoro Corporation, a manufacturer and marketer of petroleum products, from 1996 to April 2010. President and Chief Executive Officer of Tesoro from 1995 to April 2010.

Director of GEVO, Inc., a renewable chemicals and advanced biofuels company from June 2010 to February 2015.

Director of Ventech Engineers, Inc., an engineering and procurement services company, since January 2012.

Mr. Smith has extensive senior leadership experience in the refining and marketing industry, substantial management background in publicly traded companies and previous experience serving as a director and chairman of the audit and compensation committees of publicly traded companies.

Rudy van der Meer, Dutch, 70, Class I Supervisory Director since July 2010

Chairman of the Supervisory Board of Coöperatie VGZ U.A., a health insurer, since 2011.

Supervisory Director of James Hardie Industries S.E., an industrial fibre cement products and systems manufacturer, since 2007.

Chairman of Supervisory Board of Imtech N.V., a technical services provider, from 2005 to 2013.

Chairman of Supervisory Board of Energie Beheer Nederland B.V., a Dutch state owned natural gas exploration, production, transportation and sale company, from 2006 to 2013.

Chairman of Supervisory Board of Gazelle Holding B.V., a bicycle manufacturing company, from 2005 to 2011.

Supervisory Director of ING Nederland N.V, retail banking and insurance subsidiaries, respectively, of ING Groep N.V., from 2004 to 2011.

Mr. van der Meer’s career history includes three decades at AkzoNobel, a leading global paints and coatings company and a major producer of specialty chemicals, headquartered in The Netherlands. Mr. van der Meer brings with him several of the skills and knowledge our Supervisory Board seeks, including those related to general management, senior management, mergers and acquisitions, government and regulatory affairs, risk and asset management and corporate governance and public company experience, particularly as they relate to Dutch multinational companies.

INFORMATION ABOUT THE MANAGEMENT BOARD

The Management Board as a body is vested with the authority to manage the Company, which includes, among other things:

•	the setting and achievement of the Company’s objectives;

•	the Company’s strategy, its policies, and the ensuing delivery of results, the risks inherent in its business activities and the financing of the Company;

•	the structure and operation of the internal risk management and control systems;

•	the financial reporting process and the establishment and maintenance of the internal controls over financial reporting;

•	the disclosure of information on matters that may substantially influence the price of the Company’s listed securities;

•	compliance with all legislation and regulations applicable to the Company;

•	the relation between the Company and its stakeholders, including shareholders;

•	the corporate social responsibilities of the Company; and

•	the Company’s corporate structure.

The Management Board is accountable for the performance of its duties to the Supervisory Board and the shareholders. Notwithstanding serving on the Management Board, executives retain individual responsibilities specific to their positions, including under applicable law and regulations, such as required CEO and CFO certificates and affirmations. However, the individuals elected as Managing Directors generally share authority for the overall management of the Company.

Our Articles of Association provide that the Supervisory Board shall determine the number of members of the Management Board. From April 2010 until 2014, the Management Board consisted of a sole member, James L. Gallogly, our former Chief Executive Officer. In 2014, the Supervisory Board determined that the number of members of the Management Board should increase to include additional members of senior management. The role of the additional members of the Management Board is to work with the CEO and Chairman of the Management Board on the deployment of the Company’s strategy and policies, and the achievement of its objectives and results, while maintaining day-to-day responsibility for their respective areas of management of the Company.

The Supervisory Board believes that Kevin W. Brown, the Company’s Executive Vice President – Manufacturing & Refining and Jeffrey A. Kaplan, the Company’s Executive Vice President and Chief Legal Officer should be elected to the Management Board. The addition of Mr. Brown and Mr. Kaplan will contribute to the well-roundedness of the Management Board and enhance the current governance of the Company.

ELECTION OF MANAGING DIRECTORS

(Item 2 on the Proxy Card)

As set forth in our Articles of Association, Managing Directors are elected for a term of no more than four years. The Supervisory Board is asking shareholders to elect Messrs. Brown and Kaplan each for a three-year term ending on the date of our annual meeting in 2018 to coincide with the end of the terms of other members of the Management Board.

Kevin W. Brown, American, 57 Executive Vice President – Manufacturing & Refining since January 2015

As Executive Vice President – Manufacturing & Refining, Mr. Brown is responsible for the Company’s global manufacturing as well as the business and operations of our Houston refinery. Prior to being named Executive Vice President, Mr. Brown served as Senior Vice President – Refining since October 2009, overseeing the Company’s refining operations. Mr. Brown also has responsibility for the Company’s Global Projects functions. Prior to joining the Company, Mr. Brown spent several years as an Executive Vice President and a Director of Sinclair Oil, a privately-held American petroleum company.

Jeffrey A. Kaplan, American, 46 Executive Vice President and Chief Legal Officer since March 2015

As Executive Vice President and Chief Legal Officer, Mr. Kaplan has responsibility for the Company’s legal and regulatory compliance, oversees corporate governance matters, and is responsible for the Company’s Government Affairs and Corporate Communications. Prior to his current role, Mr. Kaplan served as Deputy General Counsel since joining the Company in 2009.

Information about Mr. Brown and Mr. Kaplan’s share ownership can be found in the “Supervisory Director, Supervisory Director Nominee and Management Share Ownership” section on page 24.

The Dutch Corporate Governance Code recommends that the main elements of contracts of employment of all members of, and nominees for election to, the Management Board be described for shareholders. Additionally, the Code recommends that the Supervisory Board report its compensation policy for managing directors and report detailed information about the components of managing directors’ compensation. SEC rules, on the other hand, require us to disclose compensation information for our “named executive officers” and to file with the SEC employment agreements with those individuals. For SEC purposes, “named executive officers” include the CEO, the CFO and the next three most highly paid executives. Under SEC rules, we also ask shareholders to approve our executive compensation in an advisory vote. For 2014, all of our Managing Directors, other than Mr. Quarles, is also a named executive officer.

Members of the Management Board do not and will not receive (additional) compensation as managing directors. The compensation decisions for these individuals are made on the basis of their roles as executive officers. Our disclosures in the Compensation Discussion & Analysis section of this proxy statement as required by SEC rules satisfy the provisions of the Code requiring disclosure of our compensation policy because the programs and policies described are applicable for all executive officers, including Messrs. Quarles, Brown and Kaplan, and not just the named executives. Additionally, although not required by SEC rules, we have included detailed information with respect to Mr. Quarles, Mr. Brown and Mr. Kaplan’s compensation to meet the recommendations of the Code.

Our Supervisory Board recommends shareholders vote FOR the election of Mr. Brown and Mr. Kaplan.

Information with respect to nationality, age, term of office and background of each of the current members of the Management Board is shown below.

Bhavesh (Bob) V. Patel, American, 48 Chief Executive Officer and Chairman of the Management Board since January 2015

Prior to being named Chief Executive Officer, Mr. Patel led our olefins and polyolefins (O&P) businesses and oversaw the Company’s manufacturing operations in Europe, Asia and other non-North American jurisdictions (EAI). He also was responsible for the Company’s Technology business, which encompasses licensing and support of our technology. Mr. Patel was the Senior Vice President of O&P – EAI and Technology from November 2010 until October 2013 when he was promoted to Executive Vice President and given responsibility for the Company’s manufacturing operations, in addition to his other responsibilities.

From March 2010 until August 2011, Mr. Patel was SVP, O&P – Americas, where he was responsible for managing all of our North American and South American olefins and polyolefins operations. Prior to joining the Company, Mr. Patel was General Manager of Olefins & NGL for Chevron Phillips Chemical Co. LLC from June 2009 to March 2010.

Karyn F. Ovelmen, American, 51 Executive Vice President and Chief Financial Officer since November 2011

Ms. Ovelmen currently is responsible for the Company’s Finance and IT functions and, as Chief Financial Officer, has general oversight responsibility for all aspects of the Company’s tax, treasury, accounting and controlling functions.

Ms. Ovelmen has been EVP and CFO since November 2011. Before that, she served as Executive Vice President and Chief Financial Officer of Petroplus Holdings AG, an independent oil refiner, from May 2006 until September 2010.

Patrick D. Quarles, American, 47 Executive Vice President, I&D, Supply Chain & Procurement since January 2015

Mr. Quarles leads the Company’s Intermediates and Derivatives business and is also responsible for the Company’s supply chain and procurement functions. Mr. Quarles was Senior Vice President, I&D from September 2009 until January 2015.

Timothy D. Roberts, American, 53 Executive Vice President, O&P – Global since January 2015

Mr. Roberts leads our olefins and polyolefins businesses worldwide. Mr. Roberts was Executive Vice President, O&P Americas from October 2013 until January 2015. Prior to that, he served as Senior Vice President, O&P Americas from June 2011 until September 2013.

From February 2011 until May 2011, Mr. Roberts served as Vice President of Strategic and Corporate Planning for Chevron Phillips Chemical Co. LLC. Before that, he served as Chief Executive Officer of Americas Styrenics LLC from May 2008 until January 2011.

SUPERVISORY DIRECTOR, SUPERVISORY DIRECTOR NOMINEE AND MANAGEMENT SHARE OWNERSHIP

Under SEC rules, we are required to include, in tabular format, information relating to the beneficial ownership of our shares by each (i) Supervisory Director, (ii) Supervisory Director nominee, and (iii) executive officer named in the Summary Compensation Table on page 52. We also are required to include information with respect to all of these individuals, and all other executive officers, as a group. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 2, 2015.

Our Supervisory Directors, Supervisory Director nominees and executive officers, individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of March 2, 2015.

SECURITY OWNERSHIP OF MANAGEMENT

Name	Shares Owned(2)
Jacques Aigrain	5,792
Jagjeet S. Bindra (1)	18,673
Robin Buchanan	23,396
Milton Carroll (2)	4,899
Stephen F. Cooper	12,396
Nance K. Dicciani	5,600
Claire S. Farley	2,241
Robert G. Gwin	7,950
Bella D. Goren	2,254
Bruce A. Smith	19,609
Rudy M.J. van der Meer	10,167
Bhavesh V. (Bob) Patel	107,737
James L. Gallogly	2,721,941
Karyn F. Ovelmen	110,021
Craig B. Glidden	263,082
Timothy D. Roberts	36,233
All directors, nominees and executive officers as a group (27 persons) (3)(4)	3,952,697

(1)	Includes 9,200 shares owned by the Bindra Family Revocable Trust. Mr. Bindra disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(2)	Includes 3,000 shares that Mr. Carroll has pledged pursuant to the terms of a personal bank loan.
(3)	Includes beneficial ownership of shares that may be acquired upon exercise of options within 60 days of March 2, 2015 and shares that are issuable under restricted stock units within 60 days of March 2, 2015. For Mr. Gwin, the numbers presented include 3,462 restricted stock units and for the remainder of the Supervisory Board (Messrs. Aigrain, Bindra, Buchanan, Carroll, Cooper, Smith and van der Meer and Ms. Dicciani, Ms. Farley and Ms. Goren), the numbers presented include 1,899 restricted stock units for each member. For Mr. Patel, the numbers presented include 806 stock options and 99,310 restricted stock units. For Mr. Gallogly, the numbers presented include 1,548,792 stock options. The numbers presented for Ms. Ovelmen include 94,186 stock options; the numbers for Mr. Glidden include 44,491 stock options; and the numbers for Mr. Roberts include 21,533 stock options. The numbers for all directors, nominees and executive officers as a group include 1,769,884 stock options and 571,692 restricted stock units.
(4)	Patrick D. Quarles, Kevin W. Brown and Jeffrey A. Kaplan are all executive officers included in the 27 persons disclosed. Their information is not separately disclosed in the table above, as SEC rules require separate disclosure only for “named executive officers” as that term is defined by the SEC. Mr. Quarles is, however, a Managing Director and Messrs. Brown and Kaplan are nominees to the Management Board, and under Dutch requirements, we must separately disclose their equity interests in the Company. Mr. Quarles owns an aggregate of 111,407 shares, including 102,045 shares issuable under restricted stock units that vest within 60 days of March 2, 2015. Mr. Brown owns an aggregate of 201,555 shares, including 134,658 shares issuable under restricted stock units that vest within 60 days of March 2, 2015. Mr. Kaplan owns 16,647 shares, including 15,402 shares issuable upon restricted stock units that vest within 60 days of March 2, 2015 and 813 stock options that are currently exercisable.

PERSONS OWNING MORE THAN 5% OF LYONDELLBASELL SHARES

The table below shows information for shareholders known to us to beneficially own more than 5% of our shares, based on their filings with the SEC through February 14, 2015.

TABLE OF GREATER THAN 5% OWNERSHIP

	Shares Beneficially Owned
Name and Address	Number	Percentage (1)
Certain affiliates of Access Industries (2)	88,943,366	18.6%
730 Fifth Ave., 20th Floor New York, NY 10019
BlackRock Inc. (3)	26,502,395	5.5%
55 East 52nd Street New York, NY 10022

(1)	All percentages are based on 476,997,279 shares outstanding as of March 2, 2015.
(2)	Access Industries is a privately-held U.S. industrial group which controls directly or indirectly AI International Chemicals S.à r.l. and certain other entities that are recordholders of our outstanding shares (collectively, the “Access Recordholders”). Len Blavatnik controls Access Industries and may be deemed to beneficially own the shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Recordholder, disclaim beneficial ownership of any shares owned by the Access Recordholders.
(3)	Information is based on a Schedule 13G filed with the SEC on February 3, 2015 by BlackRock Inc. reporting beneficial ownership of the Company’s stock as of December 31, 2014. The shareholder reports sole voting power with respect to 20,953,623 shares and sole dispositive power with respect to 26,502,395 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

Based on a review of the reports filed, information of the Company, and written representations from reporting persons, we believe that during the fiscal year ended December 31, 2014, our Supervisory Directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a) other than reports of certain transactions between the Company and Supervisory Directors that were filed late due to inadvertent administrative errors within the Company. These reports included (i) one report by Ms. Dicciani, reporting the issuance of restricted stock units by the Company and the purchase of shares through a dividend reinvestment program that Ms. Dicciani enrolled in prior to becoming a Supervisory Director and (ii) one report by each of the members of our Supervisory Board other than Mr. Cooper, reporting the withholding of shares by the Company in payment of required withholding taxes upon vesting of the Supervisory Directors’ restricted stock units in May 2014. The Forms 4 reporting these transactions were filed two business days late.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

Our executive compensation program is designed to attract and retain highly qualified individuals that enable and promote the continuing success of the Company. The predominant principle of our executive compensation is to pay for performance, which we believe ensures that our executives are focused on achieving business goals and creating shareholder value.

2014 Company Performance Overview

The key highlights of our performance in 2014 include:

• Third consecutive year of record earnings and EBITDA.	• Continued strong cash flows, with cash from operations of $6 billion.

• Best in class health, safety and environmental performance.	• Continued focus on cost management.

• Significant progress in developing and executing on growth projects.	• Significant returns to shareholders, including share repurchases and dividends of $7.2 billion in 2014.

Additionally, compared to the S&P 500 and the S&P 500 Chemical Index, our three-year total shareholder return was 182%, compared to 75% and 80%, respectively. On a five-year basis, our total shareholder return was 374%, compared to 92% and 109%, respectively. These amounts assume $100 was invested on the first day of the period and that all dividends paid in the periods were reinvested.

Overview of 2014 Performance Metrics Used for Incentive Compensation

Annual Bonuses

In determining whether and how much of annual bonuses will be paid to our executives, our Compensation Committee reviews the Company’s performance in health, safety and environmental matters; business performance; and costs. The Committee has approved these metrics for bonuses because we believe they can be appropriately measured over the short term to demonstrate whether our annual goals for success are being achieved. The highlights of our year-over-year performance in these areas are shown below.

Health, Safety and Environmental (“HSE”) Performance

TRIR is a measure of total recordable incidents per 200,000 man hours worked.	Process safety incidents include any fire, explosion or loss of primary containment such as unintended releases or spills.	Environmental incidents include releases or discharges in excess of permitted or authorized amounts.

EBITDA is defined as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes and depreciation and amortization.	Normalized fixed costs are fixed costs adjusted for foreign exchange rates, accounting reclassifications and certain one-time items, as more fully described in this CD&A.

Three-Year Performance Awards (PSUs)

Our Compensation Committee also reviews the Company’s performance in return on assets and costs, as compared to an industry peer group, to determine whether and how much of the incentive compensation is earned by our executives under our three-year incentive performance awards. These awards are in the form of performance share units, or PSUs. Below we provide an overview of how we compared against the industry peer group for the three-year period ending December 31, 2014. More information about our PSUs, the metrics used in determining performance and the industry peer group used for comparisons can be found below under “Elements and Design of Executive Compensation Program” and “Amounts Earned under 2012 PSU Grant.”

Return on Assets

*	Return on Assets is defined as EBITDA divided by assets. The comparisons above show the Company’s improvement (or decline) as of year-end 2014 versus the beginning of the performance period as of year-end 2011 against the average of the peers’ same performance.

Costs

Our peer groups do not publicly report their fixed costs. As a result, the information used by our Compensation Committee in determining our performance against peers is based on several factors, including our own performance in maintaining our costs as shown above as well as the reported selling, general and administrative costs of the peer group. Additionally, the Committee reviews certain industry benchmarking data regarding individual plants’ and facilities’ performance to gauge how the Company has performed.

Elements and Design of Our Executive Compensation Program

Our executive compensation program in 2014 includes base salary, an annual cash bonus and equity compensation consisting of performance share units (“PSUs”), restricted stock units (“RSUs”) and non-qualified stock options.

•	Base Salary – We generally target the median of salaries for similarly situated executives in our peer group in determining the base salaries paid to executives.

•

Annual Bonus – Bonuses are targeted at a percentage of base salary and are earned based on the Company’s performance over the year as well as the performance of the business or service functions for which the executive has responsibility. Our executives also receive an individual performance modifier, which can increase or decrease the calculated amount of the bonus, depending on the executive’s individual performance. Bonuses can pay out from 0 – 300% of the target amount other than for Mr. Gallogly, whose bonus payout was limited to 200% of his target under his employment agreement. The Compensation Committee determines the earned amount of bonuses, including the CEO’s individual performance modifier, and reviews and approves individual performance modifiers of other executives recommended by the CEO.

•

Equity Compensation – The equity compensation granted to executives consists of time-based vesting awards, including RSUs and stock options and performance-based vesting awards in the form of PSUs. We believe these awards promote retention of our executives, encourage decision making that helps the Company achieve differential performance and aligns their interests with those of our shareholders.

•

RSUs granted in 2014 vest in full on the third anniversary of date of grant, with each unit paying out in one share of our stock. RSUs are paid dividend equivalents equal to the amount of dividends that are paid to shareholders.

•

Stock options granted in 2014 vest in three equal, annual installments beginning on the first anniversary of date of grant. The exercise price of stock options is equal to the closing price of our shares on the NYSE on the grant date.

•

PSUs are earned over a three-year performance period. The performance period for the 2014 grant of PSUs ends on December 31, 2016. The performance metrics for PSUs include Return on Assets and Costs, weighted 67% and 33%, respectively. The Company’s performance in these metrics is determined as compared to a group of industry peers and can pay out from 0 – 200% of target. PSUs do not earn and are not paid dividend equivalents. The number of PSUs ultimately earned will pay out in one share of our stock for each unit earned.

Our executive compensation program is designed to provide targeted compensation that is more heavily weighted to incentive and equity compensation. We believe that making a high percentage of our executive’s compensation dependent on Company performance ensures that they focus on meeting our strategic goals and operating plans. Additionally, linking their compensation to Company results helps to foster a high-performing culture. Finally, having a high percentage of potential compensation tied directly to business results and shareholder value results in our executives benefitting only when performance is actually achieved and when our shareholders also benefit, thereby ensuring we pay only for performance.

The charts below show how much of our named executives’ targeted 2014 compensation came from base salary, targeted annual cash bonus, and equity awards including stock options, RSUs and PSUs, based on the grant date fair value.

The amounts our named executives actually earned in 2014 through bonus payments, the vesting of PSUs and RSUs and from exercises of stock options are shown in the executive compensation tables beginning on page 51. These amounts, referred to as “realized pay,” differ from targeted compensation. Targeted compensation is based on the target for bonus payments and PSUs and the grant date fair value of stock options and RSUs. Realized pay can differ significantly from those amounts based on the actual performance achieved that results in a higher or lower payout for bonuses and PSUs. Additionally, changes in our stock price will affect how much value is received by the executive upon vesting or exercise of his equity.

Recent Changes to Compensation Practices

The Compensation Committee consistently reviews our executive compensation to ensure we are implementing practices that adequately balance risks and rewards and that are in line with best practices. In 2014, the Compensation Committee did not find that any changes to overall compensation practices were necessary. Although the fundamentals of our compensation practices have not changed, details of our programs have evolved over time and changes in circumstances for certain of our executives have warranted differing treatment at times, as described below.

Stock Options and RSUs

Prior Practice

•

Executives employed by the Company in 2010, including Mr. Glidden and Mr. Patel, received grants of stock options and RSUs that were valued to equal five years of annual grants. Mr. Gallogly’s 2010 grants of stock options and restricted stock were pursuant to his 2009 employment agreement and intended to provide equity compensation for the five year period beginning with the start of his employment in 2009.

•	As disclosed by the Company in the past, the expectation was that these executives would not receive new equity awards through 2014.

Changes to Prior Practice

•

In 2012, in connection with an extraordinary dividend paid to shareholders, the Committee determined to grant executives “top-up” grants rather than reprice the options held by the executives. These grants were in the form of RSUs, with the value of the RSUs determined based on the extraordinary cash dividend per share times the number of unvested stock options held by the executive. The vesting date of the RSUs granted coincided with the vesting dates of the underlying stock options.

•	In 2014, Messrs. Gallogly and Patel were granted equity awards, notwithstanding their 2010 grants described above.

•

Mr. Gallogly’s grants were in connection with a new employment agreement that was effective in May 2014. Our Supervisory Board approved the new agreement and the grants provided for in the agreement in recognition of the fact that Mr. Gallogly’s equity granted in 2010 had all fully vested in 2014.

•

Mr. Patel’s grants were in recognition of his promotion to executive vice president in October 2013, and were valued to provide him with grant date fair values that, when added to the values of the awards he received in 2010, would give him the desired targeted compensation for his new position.

Three-Year Performance Awards

Cash Based Awards (“MTI”)

•

In 2010 and 2011, the Company granted cash-based three-year performance awards that were under a “Medium Term Incentive” or “MTI” program. The amounts earned were based on the Company’s performance against peers in two metrics: Return on Assets and Costs. Executives received grants in 2010 and 2011 that paid out, in cash, based on performance as of December 31, 2012 and 2013, respectively.

Change to Equity Based Award (“QPAs”)

•

The Compensation Committee determined that, beginning with the 2012 grant, the three-year performance awards should be equity based rather than cash based to further align executives’ compensation with shareholders’ interests.

•

The 2012 grant was called a “qualified performance award” or “QPA.” All other terms and conditions of the awards remained the same as the cash based MTI, including the three-year performance period and the use of Return on Assets and Costs as compared to peers as the metrics used by the Committee in evaluating performance. The performance period for the 2012 grant ended December 31, 2014, and the amounts earned are described in this CD&A and included in the “Option Exercises and Stock Vested” table on page 56.

•

Executives also received a QPA grant in 2013, as disclosed in last year’s proxy statement. The performance period for the award ends on December 31, 2015 and amounts earned, if any, will be paid out in shares in the first quarter of 2016.

Change of Name of Award to PSU

•

Shares reserved for issuance and paid out under the equity based three-year performance awards are under the LyondellBasell Industries 2010 Long Term Incentive Plan, as amended and restated, approved by shareholders at our 2012 annual meeting. As a result, the Company decided to stop calling the awards “Medium Term Incentives” and changed the name of the awards from QPAs to “performance share units,” or “PSUs.”

•

The PSUs granted in 2014 are the same awards as the QPAs granted in 2012 and 2013 in all respects. Only the name of the awards changed, which we believe better reflects the nature of the awards and is the more common term used by other companies.

Consideration of the Company’s 2014 Shareholder Vote on Executive Compensation

At our April 2014 annual general meeting, our shareholders voted to approve our fiscal 2013 executive compensation program. Approximately 98% of the votes cast at the meeting supported the measure. In light of the strong support, the Compensation Committee concluded that no specific revisions were necessary to our executive officer compensation.

The Company values the insights we gain through dialogue with our investors and will continue to consider shareholder views about our core principles and objectives when determining executive compensation.

Administration of Compensation Programs

The following provides an overview of the responsibilities of different parties in the administration of the Company’s executive compensation programs. It also highlights certain practices used by the Company and the Compensation Committee in making compensation decisions.

Compensation Committee

•	Determines program principles and philosophies;

•	Approves incentive design, performance metrics and goals;

•	Determines compensation for all executive officers, including the CEO and the other named executives;

•	Approves the structure for delivering compensation opportunities, including forms of awards and terms and conditions as well as performance measures of awards; and

•	Considers all other arrangements, policies and practices related to our executive compensation programs.

Cook & Co. (Independent Committee Consultant)

•	Provides advice, research and analytical services on subjects such as trends in executive compensation, executive compensation program design and peer group benchmarking;

•	Performs any other work as requested by the Committee;

•	Participates in Committee meetings; and

•	Provides no other services to the Company, other than periodic advice and research on director compensation.

Management

•	The CEO provides input to the Committee on the strategy, design and performance under incentive programs;

•	The CEO provides a self-assessment and performance evaluations and assessments of all of the named executive officers;

•

The CEO and the Senior Vice President - Strategic Planning & Transactions provide the Committee with analyses of Company performance as compared to peers, including industry and Company specific information necessary for relative performance evaluations; and

•	The Senior Vice President - Human Resources provides calculations, comparator group data and general recommendations for pay practice and plan design recommendations generally.

In addition to services related to executive compensation, Cook & Co. also provides the Nominating & Governance Committee, when requested, with information and advice regarding the compensation of the members of the Supervisory Board. Cook & Co. has no other business relationships with the Company or any members of the Supervisory Board. The Compensation Committee adopted a written policy in 2011 to ensure the independence of any compensation consultants it uses for executive compensation matters. The Compensation Committee has considered the independence of Cook & Co. in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the Compensation Committee has reviewed the following factors: (i) other services provided to us by Cook & Co.; (ii) fees paid by us as a percentage of Cook & Co.’s total revenue; (iii) policies or procedures of Cook & Co. that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Compensation Committee; (v) any Company stock owned by the senior advisor or any member of his immediate family; and (vi) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.

Compensation Philosophy

Our overriding philosophy with respect to compensation is to pay for performance. More specifically, our compensation programs are designed to:

•	Support a high performing culture that attracts and retains highly qualified executive talent;

•	Tie annual incentives to the achievement of measurable Company objectives on both an absolute basis, and relative to the industry and peers, as well as individual performance objectives; and

•	Align executives’ incentives with the creation of shareholder value through both short and long-term incentive plans.

One of the fundamental elements of our compensation programs is to target compensation at the median of our peers when setting target compensation opportunities for newly hired employees. Another is to reward employees for differential performance. By setting target compensation at the median but offering the potential for substantial upside to the extent the Company, an individual business unit or function, or an individual employee is able to differentiate performance as compared to peers, we are able to attract and retain those individuals who support a high-performing culture.

Compensation Risk Assessment

The Compensation Committee has reviewed a risk assessment of the Company’s compensation programs and determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Key considerations in the determination include:

•	The performance periods for the Company’s incentive programs are designed to match the period of influence employees have on business results and provide balance of short-term and long-term focus;

•	The performance metrics used for compensation focus on final outcomes so as to avoid payment without final success;

•	The Company’s performance goals include top-line and bottom-line metrics and emphasize growth in shareholder value;

•	Incentive compensation programs contain competitive upside potential and are capped; and

•

The Company maintains policies designed to mitigate risk, such as a clawback policy to recoup incentive payouts related to misconduct, stock ownership requirements for executives and an anti-hedging policy.

Compensation of Named Executive Officers in 2014

This Compensation Discussion & Analysis, or CD&A, describes our compensation practices and decisions with respect to our named executive officers. In 2014, our named executives included:

•	James L. Gallogly, former Chief Executive Officer and member and Chairman of the Management Board (retired January 12, 2015);

•	Karyn F. Ovelmen, Executive Vice President, Chief Financial Officer and member of the Management Board;

•	Craig B. Glidden, Executive Vice President, Chief Legal Officer and member of the Management Board (retired February 28, 2015);

•

Bhavesh V. (“Bob”) Patel, former Executive Vice President of Olefins & Polyolefins – Europe, Asia & International and Technology and current Chief Executive Officer and Chairman of the Management Board; and

•	Timothy D. Roberts, Executive Vice President – Global O&P and member of the Management Board.

In addition, to comply with Dutch requirements related to the provision of information for all members and nominees of the Management Board, we also include disclosure for Mr. Quarles, a Managing Director since April 2014, and Messrs. Brown and Kaplan, nominees to the Management Board at the annual meeting.

2014 CEO Compensation

For the 2014 fiscal year, Mr. Gallogly’s compensation was as follows:

•	Base salary of $1.5 million, increased to $1.65 million in May 2014;

•	Earned percentage of annual cash bonus of 200% of target, resulting in a payment of $3.2 million;

•	Earned percentage of performance share units with the performance period ending at year-end 2014 was 195% of target, paying out 69,862 shares valued at $6.3 million upon vesting;

•	Grants of:

•	Performance share units with a performance period ending at year-end 2016 valued at $2.06 million as of the date of grant;

•	Stock options valued at $3.15 million as of the date of grant with a vesting schedule of three equal annual installments beginning on the first anniversary of the date of grant; and

•	Restricted stock units valued at $3.15 million as of the date of grant with a vesting schedule that provides for vesting in full three years from the date of grant.

Mr. Gallogly’s 2014 grants of equity awards were pursuant to an employment agreement entered into in September 2013, effective May 2014 when all of his 2010 equity grants had fully vested. Mr. Gallogly retired in January 2015 and as a result of his retirement, he vested in a pro-rata portion of his 2014 equity grants.

2014 Compensation for Other Named Executive Officers

The following shows the other named executive officers’ compensation paid or earned in 2014. The value of the vesting of the PSUs shown below is based on the closing price of the Company’s common stock on February 17, 2015, the date of the Compensation Committee decision on the earned percentage of the PSUs.

Karyn F. Ovelmen	Craig B. Glidden

•    Base salary of $772,353

•    Annual bonus payment of $884,629

•    Vesting of PSUs valued at $1.76 million

•    Equity grants valued at $1.8 million

•    Stock options - $457,080

•    RSUs – $457,142

•    PSUs - $914,199

• Base salary of $663,278 • Annual bonus payment of $1.19 million • Vesting of PSUs valued at $1.35 million • Grant of PSUs valued at $351,694

Bhavesh V. (Bob) Patel	Timothy D. Roberts

• Base salary of $612,000 • Annual bonus payment of $1.06 million • Vesting of PSUs valued at $630,569 • Equity grants valued at $450,124 • Stock options - $75,006 • RSUs – $75,075 • PSUs - $300,042

•    Base salary of $612,000

•    Annual bonus payment of $923,794

•    Vesting of PSUs valued at $659,980

•    Equity grants valued at $1.05 million

•    Stock options - $262, 252

•    RSUs – $262,548

•    PSUs - $525,010

The compensation paid or earned by Mr. Quarles in 2014 included a base salary of $450,937, an annual bonus payment of $633,703, vesting of PSUs valued at $466,429 and a grant of PSUs valued at $128,876. The value of the vesting of the PSUs is based on the closing price of the Company’s common stock on February 17, 2015.

2014 Compensation Decisions

The decisions for our executives’ 2014 compensation were made by our Compensation Committee. Recommendations made to the Compensation Committee and information reviewed by the Committee is based in large part on comparisons to peers, both for determining whether targeted amounts are in line with median compensation as well as whether Company results are differential to peers.

Targeting Median Compensation

The Company and the Compensation Committee use a national, general industry survey (the Towers Watson Executive Compensation Survey Report – U.S. (the “Towers Survey”)) for general compensation related data. In addition to the Towers Survey, we use an executive compensation peer group comprised of 14 publicly traded, similarly sized companies (“Compensation Program Peer Group”). We use a blended analysis of the Towers Survey and the Compensation Program Peer Group information to establish market levels of compensation for our named executive officers. This information, referred to as the Compensation Peer Group, uses both the Towers Survey and the Compensation Program Peer Group because it gives us a broader universe of information for similarly situated executives at companies of a similar size to ours for use in targeting median compensation levels.

The Compensation Program Peer Group also serves as a supplemental reference point for executive compensation data. Specifically, the Compensation Program Peer Group is used for comparing executive compensation programs and practices generally and benchmarking the Company’s equity compensation plans and programs. The use of the Compensation Program Peer Group allows the Compensation Committee to compare current practices to those companies with which we compete for talent, customers and investor capital.

In September 2013, our Compensation Committee approved changes to the Compensation Program Peer Group that had previously been used. The changes, as discussed in last year’s proxy statement, were based on the fact that the Company had outgrown several of its peers and as an effort to concentrate less on pure refining companies, which give too much weight to our refining operations. The table below shows the Compensation Program Peer Group used in 2014.

2014 Compensation Program Peer Group
• 3M	• Dow Chemical	• Monsanto
• Air Products and Chemicals	• DuPont	• Phillips 66
• Alcoa	• Honeywell	• PPG Industries
• Caterpillar	• International Paper	• Praxair
	• Johnson Controls	• Valero Energy

We have not disclosed the companies included in the Towers Survey that are used in connection with the Compensation Program Peer Group to form market data used for targeting median compensation targets because the Towers Survey consists of hundreds of companies whose identities are not made available to us. Instead, we use the data from the Towers Survey for companies of a similar size as ours in compiling the Compensation Peer Group.

Analyzing Performance to Determine Achievements

We use performance metrics to determine whether any amounts have been earned under our annual bonuses and PSUs. The metrics used are those we believe will produce the most benefit to shareholders if we improve or maintain results within those metrics and that best demonstrate our differential performance compared to the industry and our peers.

Before considering the performance metrics to determine the amounts earned, if any, for annual bonuses and PSU awards, the Compensation Committee considers whether certain pre-established performance goals were met. The pre-established performance goals provide that no executive officer may receive any bonus payment or any amount under a PSU award unless the Company achieves positive EBITDA in at least one calendar quarter that occurs on or after the grant date of the award (and during the performance cycle). If this performance goal is achieved, the Committee may determine that payouts have been earned under the annual bonuses and the PSUs at the maximum amounts payable, subject to any reductions, as discussed below. The use of these pre-established performance goals allows our payments for annual bonuses and PSU awards to qualify for deductions, as described under “Tax Matters.”

Our performance can be significantly affected, both positively and negatively, by industry-wide factors or general economic conditions over which our executives may have little control. Therefore, we do not use numerical threshold, target and maximum goals that result in specific, formulaic payments based on the achievement of those goals. Instead, our Compensation Committee considers our performance against the industry, peers and our prior results to determine whether we have delivered results that justify payouts. Also of consideration by the Committee is our overall philosophy that both base salaries and targeted amounts of incentive compensation are set at around the median for similarly situated executives in the Compensation Peer Group. Determinations of the payouts of our incentive compensation therefore attempt to significantly reward executives if there has been positive differential performance. By doing so, we actually pay for performance. The metrics for annual bonuses and PSUs and the factors considered by the Compensation Committee are described below.

Annual Bonus Metrics

HSE Performance - Improving performance in all aspects of health, safety and environmental industry measures and best in class industry results. Ensures the safety of our people and the integrity of our assets, which increases our bottom line.

EBITDA - Meeting or exceeding our forecasted EBITDA, with references to market conditions. Competitive performance drives executives to continuously seek ways to improve their businesses and ensure all decisions are made in a manner designed to increase financial performance.

Costs - Ensuring normalized fixed costs are kept flat or reduced and only increase in those specific areas when deemed necessary or appropriate based on market conditions means that we operate efficiently, always looking for ways to rationalize our operations and otherwise ensure profitability.

PSU Metrics

Return on Assets - Defined as operating EBITDA divided by operating assets. Evaluating the change in our Return on Assets from the beginning of the three-year performance period to the end of the performance period as compared to peers gives an indication as to how efficiently the Company has used its assets to generate revenue, as compared to its peers.

Costs - Measuring the Company’s ability to control costs as compared to its peers over a three-year period gives the Compensation Committee a means to judge the Company’s discipline over a cycle.

Our Compensation Committee judges performance based on an analysis of all relevant considerations. We believe this provides a more meaningful determination of our actual performance. The Committee is able to take into account all of the factors that may affect the Company’s performance, both negatively and positively, to ensure we truly pay for performance. We believe that targeting differential performance rather than specific quantified targets allows the Compensation Committee to consider factors that impact our business and the industry as well as general economic factors and make compensation decisions based on actual performance rather than upsurges or downturns in the market or other factors not within our control.

Discussion and Analysis of Base Salaries Decisions

We pay base salaries to our named executives to provide them with sufficient, regularly paid income for performing day-to-day responsibilities. As executives assume more responsibilities within the Company, a smaller percentage of their total potential compensation will be from base salary.

Each of our named executive officers other than Mr. Gallogly received a 2014 merit increase, effective April 1, 2014. The 2014 annual merit increases for Ms. Ovelmen and Messrs. Glidden, Patel and Roberts were 3.5%, 3.75%, 2% and 2%, respectively. The 2014 annual merit increase for Mr. Quarles was 5%. Merit increases are determined primarily based on the individuals’ personal performance ratings used for annual bonus purposes. Other factors considered in merit increases are the internal equity of compensation paid to executives within the Company and where the executives’ salaries are as compared to the median in the Compensation Peer Group. Messrs. Patel and Roberts’ 2014 merit increases reflect the fact they received increases of 7.5% and 20.4%, respectively, to their base salaries in the fall of 2013 in connection with their promotions to executive vice president. Those increases reflected the amounts necessary to increase their base salaries closer to the median of similarly situated executives in the Compensation Peer Group based on their expanded responsibilities for manufacturing operations within their businesses.

Mr. Gallogly’s base salary increased 10% effective March 15, 2014 pursuant to his 2014 employment agreement entered into in September 2013 but effective May 2015. The increase to Mr. Gallogly’s base salary provided in his agreement was in recognition that he had forgone any salary increases for the previous five years and to ensure competitive pay for an extremely high performing CEO.

The table below shows our named executives’ 2014 base salaries (after the increases described above) as compared to similarly situated executives in the Compensation Peer Group.

Named Executive	2014 Base Salary	2014 Base Salary as a Percentage of Compensation Peer Group Median
Mr. Gallogly	$1,650,000	108%
Ms. Ovelmen	$772,353	102%
Mr. Glidden	$663,278	102%
Mr. Patel	$612,000	94%
Mr. Roberts	$612,000	94%

Mr. Quarles’ 2014 base salary was $450,937, representing 82% of the median salaries of similarly situated executives in the Compensation Peer Group.

Discussion and Analysis of Determination of Annual Bonus Payments

Annual cash bonus awards are earned for achieving the Company’s goals that are measurable over the current fiscal year.

Our named executives’ bonuses are targeted at an amount equal to a percentage of base salary. The target percentages were first determined based on the targeted amounts deemed necessary to recruit those individuals when they joined the Company, with the Company’s aim to use targets at or around the median for similar positions at the Compensation Peer Group. Changes to those targeted amounts have been made for promotions and other circumstances. Specifically, Mr. Gallogly’s target bonus was increased from 100% of base salary to 150% of base salary under his 2014 employment agreement to bring his target bonus more in line with CEOs in the Compensation Peer Group. Mr. Roberts’ target bonus was increased from 75% of base salary to 80% of base salary in 2014 as a result of his October 2013 promotion to executive vice president. This increase also was made to bring his targeted bonus percentage in line with peers.

For 2014, the target amount and the maximum amount of bonus payouts for each named executive officer, each as a percentage of base salary, are shown below.

Named Executive	2014 Bonus		Median Target Bonuses in Compensation Peer Group
	Target	Maximum
	(as a percentage of base salary)		(as percentage of base salary)
Mr. Gallogly	150%	200%	150%
Ms. Ovelmen	75%	225%	100%
Mr. Glidden	80%	240%	80%
Mr. Patel	80%	240%	80%
Mr. Roberts	80%	240%	80%

For 2014, Mr. Quarles had a target bonus equal to 75% of his base salary, with a maximum bonus equal to 225% of his base salary. This amount compares to a target bonus of 80% of base salary for his peers in the Compensation Peer Group.

The 2014 bonuses for our named executive officers are based on Total Company Performance, which is comprised of the Company Scorecard Result and the Award Units Rating, which is then multiplied by an individual performance modifier.

The calculation of total percentage of target bonus earned is as follows:

Company Scorecard Result (50% of the Total Company Performance Calculation)

The Company Scorecard Result is the consolidated corporate level measure of performance. The Company Scorecard Result has three components, as shown below:

The Compensation Committee reviewed the Company’s performance for each of the above metrics and determined that the Company Scorecard Result was 149%. Below, we describe how the Compensation Committee arrived at its results for each of the three metrics.

HSE Performance (25% of Company Scorecard Result)

In reviewing the Company’s HSE performance, the Compensation Committee looks for continuous improvements, as well as how the Company has performed as compared to peers and the industry. Additionally, in considering all safety and environmental related information, the Compensation Committee will consider the severity of any incidents.

In determining the achievement of the HSE performance portion of the Company Scorecard Result, the Committee reviewed and discussed the following:

•

Environmental incidents, which are releases or discharges by our facilities in excess of permitted or authorized amounts. The number of incidents in 2014 as compared to prior years continued to decline. Additionally, certain incidents were caused not by sub-par HSE performance but rather as a result of the Company’s outstanding manufacturing performance where facilities run at greater capacity, which can cause emissions that are in excess of permitted amounts.

•

Process safety incidents, which includes any fires, explosions or losses of primary containment such as unintended releases or spills above certain threshold amounts. The process safety incidents in 2014 decreased by 42% as compared to 2013. The decrease was a result of the Company’s continued efforts to emphasize the importance of HSE and operational excellence.

•

TRIR, or total recordable incident rate, is a measure of the number of recordable incidents per 200,000 hours worked. The Company’s TRIR has remained constant over the last three years and is best in class for the industry, which is important for a company with manufacturing facilities like ours. The ability of the Company to promote safety within the organization in a manner that keeps incidents to a minimum was considered an important factor for HSE performance. However, the Committee also expects to see improvements, which did not occur in 2014 as compared to prior years. Additionally, in early 2014, the Company experienced two serious incidents, including a fatality involving a contractor at one of our sites. As a result, and notwithstanding the Company’s otherwise stellar performance, the Committee determined that it could not approve a payout at or above target.

Based on the review and discussion of the factors set forth above, the Committee determined that the HSE performance metric should be paid at 85% of target.

EBITDA (50% of Company Scorecard Result)

The Company’s 2014 business results were outstanding, delivering the third consecutive year of record EBITDA. In reviewing the Company’s business results, the Committee considered the continued improvement in EBITDA as well as the economic conditions and the performance of the industry as a whole. The Company had forecasted EBITDA of $6.586 billion and achieved EBITDA of $7.050 billion ($7.758 when adjusted for a lower of cost or market inventory charge and an insurance settlement). Specifically, the Committee discussed that nearly all of the Company’s businesses outperformed their peers. This is one of the most important factors analyzed, because although the Company has continued to increase EBITDA year over year, the Committee considers differential performance, not just improved results as a result of macroeconomic and industry conditions. Although those conditions alone do not justify payouts, the Company’s ability to take advantage of them through reliable operations when others have downtime; opportunistic commercial decisions in purchasing and selling feedstocks and products; changes to mixes of feedstock slates; and higher operating rates are all factors that supported the Committee’s decision for the payout of the EBITDA portion of the Company Scorecard Result.

The factors that weighed against a higher payout for EBITDA notwithstanding the Company’s record results in 2014 were certain operational issues including a delayed restart after a turnaround and other discrete operating problems that impeded the Company’s ability to have achieved even higher EBITDA.

Taking into account the different drivers that affected our businesses, and our performance that, overall, was stronger than our relevant peers, the Committee determined that the EBITDA performance metric should be paid at 170% of the target.

Costs (25% of Company Scorecard Result)

The Compensation Committee reviews the Company’s fixed costs to determine how well it is maintaining its low cost structure. The Committee looks to improvements in cost structure as well as discipline in managing necessary cost increases in determining the Company’s performance. The Company’s costs performance is based on fixed costs, which are normalized for a constant $/€ exchange rate, accounting reclassifications and certain special items such as restructuring costs and bonus accruals.

The Committee reviewed the Company’s normalized fixed costs, which have been held essentially flat over the last three years. The Company had forecasted costs at $3.721 billion, and actual cash fixed costs in 2014 were $3.685 billion. Importantly, these costs have been maintained below the general rate of inflation. The Committee reviewed and discussed headcount reductions and other actions taken by the Company to determine whether the continued cost controls should be rewarded. In considering the Company’s performance in controlling costs, the Committee also discussed the Company’s performance as compared to other companies generally, including its peers. The Committee determined that the cost performance metric should be paid at 170% of the target for Costs.

Award Units Rating (50% of the Total Company Performance Calculation)

The second component in determining Total Company Performance is the Award Units Rating. While the Company Scorecard Result represents the consolidated corporate level measure of performance, the Award Units Rating represents the performance of discrete business and functional units within the Company.

In 2014, we had 61 separate Award Units. Each Award Unit is classified as a “Business,” “Manufacturing,” or “Services” unit. Business Award Units represent commercial operations; Manufacturing Award Units represent our plants’ operations; and Services Award Units represent staff and administrative functions within the Company, such as Finance, Legal and Supply Chain.

Each executive is responsible for specified Award Units. By tying one-half of the total Company performance measure to the performance of the units for which each executive has personal responsibility and oversight, our bonuses are more closely linked to performance.

The Award Unit Ratings are determined by adding the earned percentages for each performance metric applicable to each Award Unit for which an executive has responsibility. The performance metrics for each type of Award Unit is shown below. The weighting of the different performance metrics in each type of Award Units is based on the functions of the Award Units. HSE performance constitutes a greater portion of the overall percentage score for Manufacturing Award Units, as it is at our sites and facilities where there is the greatest possibility of an HSE incident. EBITDA constitutes a greater portion of the overall percentage score for Business Award Units, as they can have a bigger impact on our financial results through feedstock purchases, contracts with customers, and similar decisions. The Services Award Units are not profit centers and, as a result, are not measured based on EBITDA. Their performance is measured by their HSE performance, their cost controls and a customer satisfaction process through which they are judged by senior managers throughout the organization on their service to the Company and the achievement of their annual goals.

Business Award Units		Manufacturing Award Units		Services Award Units
HSE Performance	20%	HSE Performance	30%	HSE Performance	20%
EBITDA	40%	EBITDA	40%	Customer Satisfaction	40%
Costs	40%	Costs	30%	Costs	40%

The following table shows the Award Units under the responsibility of each of the named executives other than Mr. Gallogly. Mr. Gallogly, as CEO and Chairman of the Management Board, had supervisory responsibility for all Award Units within the Company. As a result, his Award Unit calculation was the average of all 61 Award Units. In 2014, Mr. Gallogly’s Award Unit score was 160%.

The weighting of each Award Unit shown in the table was determined by such items as the relative production capacities of the businesses, the number of employees at sites and the significance of the award unit to the strategic goals of the Company. Additionally, in determining the weighting of the Award Units for each executive, the amount of the executive’s time and energy that is spent managing that specific Award Unit is considered.

Named Executive		Award Units	Weighting	Award Unit Performance
K. Ovelmen	Service	Finance	60%	167%
		IT	40%	147%

C. Glidden	Service	Legal	80%	178%
		Public Affairs	20%	155%

B. Patel	Manufacturing	EAI Manufacturing	40%	150%
		Geelong & Clyde	0.6%	156%

	Business	Olefins EAI	12%	177%
		Global Compounds	9%	162%
		PE Europe & PB-1	7.5%	170%
		PP& Catalloy EAI	7.5%	170%
		Catalysts	6%	159%
		Licensing & Tech. Services	6%	159%
		Polyolefins AFMEI & Asia	4.8%	159%
		PP Australia	0.6%	181%

	Service	Supply Chain EAI	6%	168%

T. Roberts	Manufacturing	Americas Manufacturing	40%	157%

	Business	Olefins Americas	33%	177%
		PE Americas	12%	174%
		PP & Catelloy Americas	6%	170%
		PP Argentina	3%	147%

	Service	Supply Chain Americas	6%	169%

The Award Units for which Mr. Quarles had responsibility in 2014 are as follows:

P. Quarles	Business	BDO & Derivatives, Acetyls, EO,
		EG and TBHP	33.3%	159%
		Co-Products	33.3%	170%
		PO and Derivatives	33.3%	173%

The following describes the analyses and discussions of factors used for determining how Award Units performed in each of the performance metrics. Senior management of the Company, led by the CEO, goes through an intensive process of reviewing the performance of each Award Unit within each metric. The results of these reviews are presented to the Compensation Committee for its review and approval.

HSE Performance for Award Units

The health, safety and environmental performance of Award Units is judged on absolute performance and trends in performance, with a goal of continuous improvement. Each Award Unit receives an earned percentage of between 0% and 200% of its respective target for HSE performance. The earned percentages are based on the number (or absence) of injuries, process safety incidents and environmental incidents. The severity of any of those events within each Award Unit that contributed to the Company’s overall HSE performance was also considered. In reviewing the number of incidents at an Award Unit, the degree of difficulty in achieving our stated goal of zero incidents also was considered, such as safety incidents in office locations compared to manufacturing locations. Finally, the extent to which performance was improved over prior years and any trends in safety performance were factored into the considerations. The earned percentages for the safety metrics in the Award Units ranged from 20% to 200%, with an average of 151% for all Award Units.

Costs Metric for Award Units

To determine the performance in the Costs metric for each Award Unit, management reviewed the Award Units’ operating, selling, general & administrative and other expenses within the year, as applicable. Consideration was given to those factors that management deemed important in judging the unit’s success in controlling or cutting costs, including whether the particular Award Unit met its budget for the year. The Committee reviewed the specific actions taken by the Award Units to drive cost reductions or containments. Any process improvements, reorganizations, and other factors that may have long-term beneficial impact notwithstanding short-term costs were considered, as were Award Units’ ability to absorb unexpected costs. The impact of exchange rates is excluded and the impact of certain other external factors such as specific labor conditions are considered. Individual Award Unit earned percentages in the Costs metric ranged from between 135% and 170%, with an average of 157% for all Award Units.

Business Results for Award Units

To determine the payouts for the business results measures for the Business and Manufacturing Award Units, management reviewed the particular operations’ EBITDA within the year, primarily as compared to the prior year, taking into account any positive or negative Company specific, industry, or general economic conditions. Consideration was given to specific actions taken by the Award Unit to increase EBITDA, including process improvements, reorganizations, contract negotiations, business development efforts and margin improvements. Additionally, the reliability of the Manufacturing Award Units’ facilities and any specific outperformance of industry conditions by Award Units generally were considered. The impact of exchange rates is excluded. The earned percentages for the Business and Manufacturing Award Units Business Results metric ranged between 120% and 200%, with an average of 173% for all Award Units.

Customer Satisfaction for Award Units

The customer satisfaction metric for Services Award Units is based on ratings given by executive officers and other senior leaders of the Company for each of the Company’s staff and administrative Award Units. The

Services Award Units for Ms. Ovelmen and Messrs. Glidden, Patel and Roberts included Finance, IT, Legal, Public Affairs and Supply Chain services, as shown in the table. Mr. Gallogly’s Award Unit performance was based on all Award Units within the Company, and include such additional Services Award Units as HR, Strategic Planning & Transactions, R&D, Procurement, Global Projects, Global Engineering Services and HSE & Operational Excellence. The ratings for Services Award Units were influenced by the internal Company clients’ satisfaction with the services provided, as well as the success of each department in meeting its top goals for the year. The considerations for the ratings included specific action items by the departments to further the interests of the Company and to meet clients’ expectations. The earned percentages for the Customer Satisfaction metric for the Company’s Services Award Units ranged between 90% and 200%, with an average of 162%.

Individual Performance Ratings

Used as a Multiplier to Increase or Decrease Total Company Performance Results by 0 to 150% in Determining the Total Percentage of Target Bonus Earned

The final component for calculating the Total Percentage of Target Bonus Earned is the Individual Performance Rating, which can range from 0 to 1.5 and is unique to each executive officer.

These ratings are used as a multiplier to the Total Company Performance results for each named executive. The individual modifier can therefore cause the executive’s pay out of his target bonus to be more or less than what he would have received based only on overall Corporate Scorecard Result and Award Unit Ratings.

We use the individual modifier for several reasons. Our named executives are expected to take action to mitigate the impact of adverse conditions, continuously improve our organization and drive growth. In some instances, the actions taken and efforts of executives may not be adequately reflected, either positively or negatively, in the Company Scorecard Result or Award Unit Ratings. The individual performance modifier allows the Compensation Committee to ensure each individual is properly rewarded. Additionally, just as the Company expects differential performance as compared to peers in the industry, it expects differential performance by individuals to ensure a high-performing culture. The individual performance modifier allows for recognition in this regard as well.

The Compensation Committee reviewed the individual modifiers recommended for executives by Mr. Gallogly based on his performance assessments of each individual, based primarily on their individual performance goals for the year and how well their businesses or staff functions performed. The individual performance goals include items designed to achieve performance for their Award Units and matters necessary to a well-run organization such as personnel and staffing issues, department initiatives, business process improvements, responses to economic factors and others.

The Compensation Committee also considers its own observations and analyses based on the Supervisory Board’s oversight of each of the named executives’ areas of responsibility. In determining Mr. Gallogly’s individual modifier, the Committee considered Mr. Gallogly’s own self-assessment, with respect to achieving his personal goals specific to his function as CEO. Based on the reviews and evaluations of the named executives’ performance in 2014, the Committee approved the following Individual Performance Ratings: Mr. Gallogly 1.5; Ms. Ovelmen 1.0; Mr. Glidden 1.4; Mr. Patel 1.4; and Mr. Roberts 1.2. Mr. Quarles’individual performance modifier was1.2.

The table below shows the final calculations of the Total Payout as a Percentage of Target Bonus for each named executive and for Mr. Quarles. As described, Total Company Performance is based on the Company Scorecard Result and the Award Units Rating, weighted equally. The Total Company Performance is then multiplied by the executive’s individual performance modifier. The result is the Total Percentage of Target Bonus Earned. The amount each executive receives is the Total Percentage of Target Bonus Earned times the target bonus percentage times his base salary.

Named Executive	Company Scorecard Result (50%)		Award Units Rating (50%)		Total Company Performance		Individual Performance Modifier		Total Percentage of Target Bonus Earned
Mr. Gallogly	74.5	+	80	=	154.5	x	1.5	=	232%*
Ms. Ovelmen	74.5	+	79.5	=	154	x	1.0	=	154%
Mr. Glidden	74.5	+	86.5	=	161	x	1.4	=	225%
Mr. Patel	74.5	+	80	=	154.5	x	1.4	=	216%
Mr. Roberts	74.5	+	83.5	=	158	x	1.2	=	190%
Other Executives
Mr. Quarles	74.5	+	83.5	=	158	x	1.2	=	190%

*	Although Mr. Gallogly’s total percentage of target bonus earned is 232%, based on the Company Scorecard Result, the Company’s overall Award Unit Ratings and his individual modifier of 1.5, his employment agreement caps his bonus payment at 200% of his base salary. Therefore, Mr. Gallogly was paid the maximum amount of his possible bonus at 200% of base salary.

Discussion and Analysis of Equity Compensation Awards and Payouts

The equity compensation granted to our executives includes performance based equity in the form of PSUs and time based equity in the form of stock options and RSUs. The grants of equity compensation generally occur at the first regularly scheduled Compensation Committee in each calendar year, other than in special cases such as new hires or promotions. The grant date value of equity that we grant to executives is based on a targeted percentage of base salary. We look at the Compensation Peer Group to determine the appropriate percentage of base salary in determining the grant date value of equity awards granted. However, in most cases a named executive’s targeted percentage was negotiated at the time of hire and in some cases a minimum targeted percentage is included in an employment agreement.

For those receiving annual grants of equity awards, the total targeted equity awards as a percentage of base salary is divided between the different types of awards as follows: PSUs = 50% of value, stock options = 25% of value and RSUs = 25% of value. These percentage breakouts of the different types of awards were determined by the Compensation Committee to be the most appropriate splits between equity that is performance based, such as the PSUs, and equity that is time based, such as stock options and RSUs. The equity awards granted to our named executives in 2014 are shown in the table below:

	Value of 2014 Equity Awards at Date of Grant
Named Executive	PSUs	Options	RSUs	Total
J. Gallogly	$2,062,542	$3,146,335	$3,146,347	$8,355,224
K. Ovelmen	$914,199	$457,080	$457,142	$1,828,421
C. Glidden	$351,694	—	—	$351,694
B. Patel	$300,043	$75,006	$75,075	$450,124
T. Roberts	$525,010	$262,522	$262,548	$1,050,080

The grant date values of the 2014 equity awards for named executives as a percentage of their base salaries are shown in the table below. Also shown are the median percentages of base salary of equity awards for similar positions in the Compensation Peer Group. These medians were calculated by taking the median values of equity award grants and dividing them by the median base salaries for the Compensation Peer Group.

Named Executive	Named Executives’ 2014 Value of Equity Awards as a Percentage of Base Salary	Median Value of Equity Awards as a Percentage of Base Salary for Compensation Peer Group
J. Gallogly (1)	506%	629%
K. Ovelmen (2)	245%	318%
C. Glidden (3)	55%	277%
B. Patel (4)	75%	269%
T. Roberts (5)	175%	269%

(1)	Mr. Gallogly’s 2014 employment agreement stated that the value of his equity awards would be 725% of his base salary. The actual value of his equity awards granted in 2014 was 506% of base salary, based on a pro-ration of the value of his grants, given the new awards under his agreement were not made until May of 2014.
(2)	Ms. Ovelmen’s 245% of base salary target for annual equity awards is provided for in the terms of employment negotiated when she was hired.
(3)	Mr. Glidden’s employment agreement provides that his awards will be valued at no less than 220% of his base salary. As explained under “- Stock Options” and “- RSUs,” below, Mr. Glidden does not receive annual grants of those awards because the value of the stock options and RSUs he received in 2010 were equal to five years’ of those grants. The 55% shown in the table represents the percentage of base salary of the value of his annual PSU award, granted in 2014.
(4)	Mr. Patel’s targeted equity value at the time of the 2014 grants was 175% of base salary. However, Mr. Patel also received stock options and RSUs in 2010 that were equal to five years’ of those grants and therefore has not received annual stock option and RSU grants. The 75% shown in the table above represents the value of his annual PSU award, granted in 2014, and the special stock option and RSU awards granted in 2014 as a result of his promotion to executive vice president in the fall of 2013.
(5)	Mr. Roberts’ 175% of base salary target for annual equity awards is the amount determined by the Compensation Committee in connection with his promotion to executive vice president in the fall of 2013.

Performance Share Units

We annually grant performance based incentive awards in the form of performance share units, or PSUs. The PSUs may be earned after a three-year performance period and each unit earned will pay out in one share of our stock. The target number of units granted is based on a specified cash dollar amount that is a percentage of base salary. Actual payouts of the PSUs can be anywhere from 0 - 200% of the target number of units, based on the Company’s performance as compared to peers as determined by the Compensation Committee. The metrics used in determining performance as compared to peers are Return on Assets and Costs. Return on Assets accounts for 67% of the performance and Costs account for 33% of the performance.

In 2014, each of our named executive officers was granted a PSU award. The 2014 grants will be settled in the first quarter of 2017 based on the Company’s achievement of Return on Assets and Costs improvement as compared to peers over the three-year period ending December 31, 2016. Other than for Mr. Gallogly, the dollar values of the 2014 PSU grants are the percentages of base salary that were negotiated with each executive when he was hired, as the same has been increased as a result of promotions, as in the case of Messrs. Patel and Roberts. In 2014, Mr. Gallogly’s target percentage was increased from 100% of base salary to 125% of base salary pursuant to his 2014 employment agreement. The increase was intended to bring the value of his equity compensation targets up to the median of CEOs in the Compensation Peer Group.

Amounts Earned under 2012 PSU Grants (2012-2014 performance period)

The three-year performance period for the PSUs granted in 2012 ended as of December 31, 2014. The Committee determined that the payout for the PSUs should be at 195%. In determining that the Company had earned 195% of the target payout for the performance period ending December 31, 2014, the Compensation Committee reviewed the results of the Company in Return on Assets and Costs as compared to the companies shown below (the “Comparative Peer Group”). These companies were chosen because they are the companies with whose performance we measure our performance generally to determine relative performance as compared to the industry.

Chemical Companies (Weighted 80%)		Refining Companies (Weighted 20%)
• BASF	• Westlake Corp.	• Valero Energy Corp.
• Dow Chemical	• ExxonMobil Chemical Segment	• Tesoro Corp.
• Huntsman Corp.	• Ineos	• Western Refining Inc.
• Celanese Corp.	• CP Chemical Co.	• ALON USA Energy Inc.
• Eastman Chemical Corp.	• Borealis	• Holly Frontier Corporation
• Nova

The analysis of our performance in Return on Assets and Costs as compared to these companies is described below.

Return on Assets

The Company’s increase in Return on Assets exceeded all but one of the chemical companies in the Comparative Group. The strong performance emphasized the Company’s success in achieving profitability from its assets. In considering the Company’s chemicals business performance in relation to the comparative peers, it looked at the objective performance (second in improvement among the 12 companies) as well as the factors that influenced that performance. For example, certain of the comparative peers have more significant Middle Eastern operations, with feedstock advantaged positions, which should result in their outperformance. Nevertheless, we outperformed those peers on this metric.

When considering the Company’s performance relative to the refining company peers, the Committee specifically analyzed certain factors such as the Maya 2-1-1 and the portfolio of assets of the comparative peers. The Company’s performance as compared to the refining peers for Return on Assets was, on an absolute basis, lower than the comparative companies. In discussing these results, the Committee considered that the Company’s operations include only one refinery, in the Gulf Coast, which negatively influenced results as compared to peers, because we are disadvantaged in relation to mid-continent crude. The Committee also considered lost profit opportunities as a result of operational upsets at the Company’s refinery, which negatively impacted the Company as compared to the peers.

Costs

The Committee reviewed the Company’s 2011 to 2013 performance in cost management as compared to the Comparative Peer Group. The Committee considered trend information and discussed third party benchmarking data regarding the cost curves for the Company’s individual plants, which show that costs at the Company’s plants have increased, as compared to peers generally, over the three-year performance period. Finally, the Committee considered the Company’s ability to hold costs below inflation.

Stock Options

Stock options are included as a component of the equity compensation awarded to our named executive officers in order to direct focus on increasing the market value of our shares. The number of options granted to the named executive officers is based on a target dollar amount, which is equal to a percentage of such executive’s base salary. That dollar amount is divided by the Black Scholes value of options for the Company as of the date of grant, resulting in a number of stock options granted. The stock options granted to the named executives in 2014 vest ratably over a three year period beginning on the first anniversary of the date of grant. The exercise price of the options is the fair market value of our shares on the date of grant, and the options have a term of 10 years.

Ms. Ovelmen and Mr. Roberts each receive annual equity awards, including stock options, and the stock options granted to them in 2014 are consistent with our practice described above. Mr. Glidden did not receive a stock option grant in 2014 because he received a stock option award in 2010 that was valued to equal five years’ worth of grants. The 2010 grant was designed in this way to ensure the retention of Mr. Glidden over the 2010 to 2015 time frame, which was critical given the Company’s 2010 emergence from bankruptcy. The 2010 grant also was meant to allow Mr. Glidden to benefit from the potential upside in the Company’s share price in that same period if he and other executives successfully rebuilt and grew the Company after emergence. Mr. Patel also was given a 2010 grant, similar to Mr. Glidden’s. The 2014 grant of stock options to Mr. Patel was in recognition of his October 2013 promotion to executive vice president, and the value of the grant was based on the amount necessary to bring his targeted equity compensation amount to median of the Compensation Peer Group, when added to the value of his 2010 grant.

Mr. Gallogly also was granted stock options in 2014. Mr. Gallogly received a stock option grant in 2010, and the options were fully vested as of 2014. Mr. Gallogly’s new grant was pursuant to his 2014 employment agreement and was based on the median of targeted equity compensation of CEOs in the Compensation Peer Group. The value of Mr. Gallogly’s grant in 2014 was based on the targeted median equity compensation awards for CEOs in that peer group.

Restricted Stock Units

RSUs support our compensation philosophy because they provide retention value through service-based vesting and alignment with shareholders because the ultimate value is tied to the Company’s share price. Upon vesting, holders of RSUs receive one share for each unit. The number of RSUs granted to our named executives is determined based on a targeted dollar amount, which is equal to a percentage of base salary. That amount is divided by the fair market value of our shares on the date of grant, resulting in the number of RSUs granted. RSUs granted in 2014 vest in full three years from the date of grant, subject to general vesting and forfeiture provisions. Recipients receive dividend equivalents on unvested units throughout the vesting period, but they do not have the right to vote their restricted stock units.

The grants of RSUs in 2014 to Ms. Ovelmen and Mr. Roberts are consistent with the discussion of stock options and our equity awards generally, as described above. For the same reasons we describe above, Mr. Glidden was not granted RSUs in 2014, Mr. Patel received a grant in connection with his promotion and Mr. Gallogly received a grant pursuant to his 2014 employment agreement.

Other Benefits

Our Deferral Plan includes a restoration feature that provides for Company contributions to the Deferral Plan on executives’ pay in excess of IRS limits at the same rates credited under our 401(k) plan and our defined benefit pension plan, which are 6% and 5%, respectively. The contributions by the Company are made on the amounts that exceed the IRS limits, regardless of whether the executive contributes any amounts to the Deferral Plan. Amounts contributed by the Company are unfunded and unsecured. Upon retirement eligibility, individuals receiving the contributions commence benefits, subject to any delays required under Section 409A of the Internal Revenue Code.

We provide our named executive officers with up to $15,000 per year in financial planning assistance.

We also provide our named executives with benefits available to our employees generally. These benefits include 401(k) plan matching contributions; life and disability benefits; vacation pay; eligibility to participate in health and other welfare benefit plans; and pension plans.

We make expatriation payments to employees to make them whole when a requested relocation would adversely affect their compensation due to increased costs of living and different tax regimes. We have made these expat payments to Mr. Patel, as disclosed in the Summary Compensation Table on page 52. The payments to Mr. Patel are to compensate him as part of his expatriation package as a result of his relocation from Houston, Texas to The Netherlands. Finally, in certain circumstances, we make tax equalization payments to compensate our executives for taxes for which they become liable as a result of doing business on behalf of LyondellBasell in jurisdictions other than their principal location. As an example, most of our named executives are located in Houston, Texas, but have been taxed by the State of New York for LyondellBasell business they conducted in the state. In certain of these situations, the Compensation Committee has approved reimbursing the executives for the additional taxes owed to other jurisdictions, including the grossing up of such amounts to make the executives whole.

In order to remain competitive and if unusual or special circumstances arise, we may determine to provide certain perquisites to our named executive officers in the future.

Claw-Back Policy

Our Claw-Back Policy is applicable to all executive officers, including the named executives. Pursuant to the policy, for any awards granted after the date of the policy, if the Committee determines that any named executive has engaged in or benefitted from misconduct that materially increased the compensation he has received, including but not limited to in the event of a financial restatement, the Committee may seek to recover any and all affected payments.

Share Ownership Guidelines

The Company’s Share Ownership Guidelines provide that executive officers are prohibited from selling more than 50% of the net shares received upon vesting or exercise after the payment of exercise prices and withholding taxes, as applicable, until certain levels of share ownership are reached. The share ownership levels are based on a multiple of base salary. For purposes of the Guidelines, shares owned directly or beneficially, restricted stock units, and deferred restricted stock units are all counted toward ownership levels. Unvested and unexercised stock options, stock appreciation rights and performance share units are not counted towards meeting the Guidelines.

As of January 2014, when we determined whether executives met their ownership requirements to determine whether they were allowed to divest of shares during the year, each of our named executive officers other than Ms. Ovelmen and Mr. Roberts, both of whom joined the Company in 2011, had exceeded the ownership guidelines applicable to his or her job level. The table below shows the required ownership levels for our officers, based on title.

Level	Ownership Guideline
Chief Executive Officer	6 x Base Salary
Executive Vice President	4 x Base Salary
Senior Vice President	3 x Base Salary
Vice President	2 x Base Salary

Prohibition on Insider Trading and Hedging

The Company maintains an insider trading policy that prohibits the named executive officers from engaging in most transactions involving the Company’s shares during periods, determined by the Company, that those executives are most likely to be aware of material inside information. Named executive officers must clear all of their transactions in our shares with the Company’s Corporate Secretary’s office to ensure they are not transacting in our securities during a time that they may have material, nonpublic information.

Additionally, as a general matter, it is our policy that no transactions that reduce or cancel the risk of an investment in our shares, such as puts, calls and other exchange traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership, will be approved. We consider it inappropriate for our executive officers to engage in short-term speculation in our securities based on fluctuations in the market or to engage in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, individuals subject to our Policy Prohibiting Insider Trading, which includes Supervisory Directors, Managing Directors and executive officers, are prohibited from purchasing, selling or writing options on our securities or engaging in transactions in other third-party derivative securities with respect to our securities, including puts, calls, short sales, collars, forward sale contracts, and other short-term purchase or sale transactions. Transactions involving both the purchase and sale of our securities in the open market within a one week period are presumed to be prohibited “short-term purchase or sale transactions.”

Tax Matters

Our Compensation Committee believes it is appropriate to structure compensation of our executive officers in a manner that is in the best interests of the Company and its stakeholders. This means such compensation programs will be designed, in accordance with our compensation philosophy, to attract and retain highly qualified individuals and instill a performance culture throughout the organization. As a result, compensation of our executive officers may or may not be designed to be fully deductible in accordance with Section 162(m), as described below, depending on what the Compensation Committee determines to be in the best interests of the Company and our shareholders.

Section 162(m) of the Internal Revenue Code denies a compensation deduction for federal income tax purposes for annual compensation in excess of $1 million paid to our CEO and the three other most highly compensated officers other than the CFO unless the compensation is “performance based” under the rules and regulations of the Internal Revenue Service.

Changes to Executive Compensation in 2015

This CD&A describes the compensation decisions and the reasons for those decisions for our executives in fiscal 2014. We have had several changes in our management in recent months and therefore we are providing a discussion of certain compensation related activities that have occurred since the beginning of 2015.

•	Retirement of Mr. Gallogly as CEO and Chairman of the Management Board and Appointment of Mr. Patel as CEO and Chairman of the Management Board

Effective January 12, 2015, Mr. Gallogly retired. Mr. Patel was appointed CEO and Chairman of the Management Board, and we entered into an employment agreement with him, effective as of that date. His new compensation is shown in the table below. These compensation decisions were made by the Compensation Committee based on a review of the Compensation Peer Group, the amount of the increases to Mr. Patel’s 2014 compensation as a result of this promotion as well as internal equity between our executives. As disclosed in this Compensation Discussion & Analysis, the Company’s philosophy is to target compensation near the median and allow executives to earn more if they show differential performance.

CEO Compensation Component		Percentage of Compensation Peer Group Median Amounts
Base Salary	$1.25 million	82%
Target Annual Bonus (Percentage of Base Salary)	150%	82%
Annual Equity Awards (Percentage of Base Salary)	550%	72%
Total Targeted Compensation	$10 million	75%

In connection with his appointment, Mr. Patel was granted one-time equity awards valued at $12 million. The one-time awards were split between RSUs and stock options, with the RSUs valued at $7.2 million and the stock options valued at $4.8 million. Both the RSUs and the stock options are time based vesting awards with back-loaded vesting provisions as follows: 10% on the first anniversary; 15% on the second anniversary; and 25% on each of the third, fourth and fifth anniversaries. As shown in the table above, Mr. Patel’s new base salary, target bonus and annual equity are substantially below median for CEOs in the Compensation Peer Group. Granting the one-time equity award appropriately incentivizes Mr. Patel over the longer term and promotes retention, aligning his interests with our shareholders.

•	Changes to Leadership Team

After his promotion to CEO, Mr. Patel made certain changes in his leadership team’s responsibilities. Specifically, Mr. Roberts took on additional responsibilities for the Company’s O&P businesses outside of the Americas, becoming EVP – Global O&P. Mr. Quarles was given responsibility for the Company’s Supply Chain and Procurement functions in addition to his role as SVP – I&D, and was promoted to EVP – I&D, Supply Chain & Procurement. Additionally, Mr. Brown was given responsibility for the company’s manufacturing operations in addition to his role as SVP – Refining, and was promoted to EVP – Manufacturing & Refining. In addition, effective February 28, 2015, Mr. Glidden retired and Mr. Kaplan was promoted to Executive Vice President and Chief Legal Officer. Our Supervisory Board has nominated Messrs. Brown and Kaplan for election to the Management Board.

In connection with these changes, in 2015 each of Messrs. Roberts, Quarles, Brown and Kaplan’s compensation was increased, including base salaries, target bonuses and target equity compensation. The increases were based on their larger roles and determined by reference to similarly situated executives in the Compensation Peer Group. The new base salaries, target bonus percentages and targeted equity compensation percentages for Mr. Roberts, as a named executive officer and Managing Director, and Mr. Quarles as a Managing Director, as well as the increases from their 2014 compensation, are shown below:

Name	Base Salary	Increase	Target Bonus as a Percentage of Base Salary	Increase	Value of Equity Awards as a Percentage of Base Salary	Increase
T. Roberts	$700,000	14.3%	85%	5%	220%	45%
P. Quarles	$525,000	16.5%	80%	5%	200%	70%

As explained elsewhere in this proxy statement, Dutch rules require disclosure of the details of compensation for nominees to the Management Board. In January 2015, Mr. Brown’s base salary was increased to $550,000 in connection with his promotion and new responsibilities. Additionally, his target bonus is 80% of his base salary and the value of his equity awards is 200% of his base salary. In February 2015, Mr. Kaplan’s base salary was increased to $485,000 in connection with his promotion and new responsibilities. Additionally, his target bonus is 75% of his base salary and the value of his equity awards is 200% of his base salary.

•	One-time Equity Awards

The Compensation Committee approved one-time grants of equity awards to certain executive officers that were effective January 21, 2015. These grants were awarded as a means to promote the retention of the executives. Additionally, the award agreements contain a non-compete provision that is effective for one year after termination of employment. Messrs. Glidden, Roberts and Brown each received the one-time awards, which are in the same form as the one-time awards granted to Mr. Patel, split between RSUs and stock options that will vest as follows: 10% on the first anniversary; 15% on the second anniversary; and 25% on each of the third, fourth and fifth anniversaries. As a result of his retirement at the end of February, Mr. Glidden forfeited approximately 94% of his awards and, pursuant to the terms of the Company’s long term incentive plan, vested in the remaining awards. The grant date fair value of the one-time awards is shown in the table below.

Name	Stock Options	RSUs
C. Glidden	$2 million	$3 million
T. Roberts	$2.4 million	$3.6 million
K. Brown	$800,000	$1.2 million

•	Amended Employment Agreements

Each of Mr. Roberts and Mr. Brown is party to an employment agreement entered into when he joined the Company. The terms of those employment agreements provide for severance payments in the event of a termination by the Company without cause or by the executive with good reason, but the rights to the severance payments expire. In Mr. Roberts’ case, the rights expire in June 2016 and in Mr. Brown’s case, the rights expired in October 2010. The Compensation Committee determined that the severance payment provisions in those agreements should be amended to provide that they would remain effective for as long as the employment agreements are in place. These amendments were entered into in connection with the grants of the one-time equity awards, effective in January 2015. The severance provisions that have been extended entitle them to a severance payment equal to their annual base salary plus their target annual bonus in the event they are terminated by the Company without cause or they terminate their employment for good reason.

Executive Compensation Tables

We are required to present compensation information in the tabular formats prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of our compensation internally.

We believe the following information may be useful to an understanding of the tables presented in this section. The CD&A contains a discussion that should be read in conjunction with the compensation tables included in this section to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Annual Bonuses - Our annual cash bonuses are earned and paid based on the achievement of performance goals. As a result, for SEC disclosure purposes they are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, rather than the “Bonus” column.

In March 2015, we made bonus payments to the named executives, as disclosed in the Summary Compensation Table. Notwithstanding that the awards have been earned and paid, we are required to include the threshold, target and maximum dollar amounts that could have been paid for 2014 performance in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards,” column in the “Grant of Plan-Based Awards in 2014” table. This disclosure enables readers to compare the amounts actually earned, as disclosed in the Summary Compensation Table, to the named executives’ possible payments, as disclosed in the “Grant of Plan-Based Awards in 2014” table.

Equity Awards - The value of the equity awards included in the tables is the aggregate fair value of the awards on the date of grant, calculated pursuant to U.S. GAAP. SEC disclosure rules require us to include the aggregate grant date fair value, which is effectively the accounting value of the award over the entire time period that it is earned. This amount is required to be disclosed, notwithstanding that the executives are not entitled to the awards until they vest and for financial reporting purposes, we recognize compensation expense over the life of the awards as they are earned.

The values of equity awards included in the tables are neither guarantees of performance by the Company nor the actual compensation that may be earned by or paid to the executives. Instead, as described, the amounts represent the fair value of the awards for financial reporting purposes.

Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our shares increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, only PSUs have been included as “Equity Incentive Plan Awards” in the “Outstanding Equity Awards at December 31, 2014” table. Restricted stock units and stock options are disclosed in other tables, as applicable.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value (5)	All Other Compensation (6)	Total
James L. Gallogly	2014	1,594,039	5,208,889	3,146,335	3,190,685	16,198	36,844	13,192,990
Chief Executive Officer	2013	1,500,000	1,500,043	—	5,625,000	14,113	501,217	9,146,617
	2012	1,500,000	7,796,721	—	5,700,000	13,284	6,232,922	21,242,927

Karyn F. Ovelmen	2014	765,723	1,371,341	457,080	884,630	13,292	93,067	3,585,133
Executive Vice President & Chief Financial Officer	2013	739,926	877,274	889,246	1,356,725	11,826	83,648	3,958,645
	2012	715,750	1,135,092	863,335	943,352	11,039	188,625	3,857,193

Craig B. Glidden	2014	657,192	351,694	—	1,185,364	15,518	74,110	2,283,878
Executive Vice President & Chief Legal Officer	2013	633,899	339,764	—	1,577,930	13,417	73,063	2,638,123
	2012	610,332	997,796	—	1,596,856	12,654	355,829	3,573,467

Bob V. Patel	2014	609,000	375,118	75,006	1,053,885	13,822	1,193,897	3,320,728
Executive Vice President O&P – EAI and Technology	2013	562,065	159,565	—	1,111,916	11,962	670,377	2,515,885
	2012	524,172	481,915	—	1,252,843	11,291	463,336	2,733,557

Timothy D. Roberts	2014	608,954	787,558	262,522	923,794	13,717	52,409	2,648,954
Executive Vice President O&P – Americas	2013	517,541	348,235	363,985	998,543	12,145	42,467	2,282,916
	2012	468,562	330,044	345,013	822,914	11,402	33,709	1,912,572

(1)	Mr. Gallogly served as our Chief Executive Officer until January 12, 2015 when he retired. Mr. Patel served as Executive Vice President – O&P EAI & Technology throughout 2014, and became Chief Executive Officer in January 2015, succeeding Mr. Gallogly. Mr. Roberts served as Executive Vice President – O&P Americas throughout 2014, and was promoted to Executive Vice President – Global O&P in January 2015. Each of the named executive officers is a member of our Management Board. Mr. Gallogly served as Chairman of the Management Board until January 2015 when he was succeeded by Mr. Patel. Our executives do not receive additional compensation for their service as Managing Directors.

(2)	The 2014 stock awards include RSUs and PSUs for all executives other than Mr. Glidden, who did not receive an RSU award in 2014. The restricted stock units, or RSUs, granted under the LyondellBasell Long Term Incentive Plan (the “LTI”), entitle the recipient to an equal number of shares upon vesting. RSUs receive dividend equivalents. Amounts included in the table are the aggregate grant date fair values of the awards calculated in accordance with ASC 718. The PSUs are performance share units, also granted under the LTI. The PSUs entitle the recipient to a number of shares equal to the granted share units, multiplied by an earned percentage, which can range from 0 – 200% of the targeted number of units. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the calculation of the fair value of the awards.

The following table shows the aggregate grant date fair value of the PSUs granted in 2014 if we assumed the maximum amounts (200% of target) will be earned.

Named Executive	Aggregate Grant Date Fair Value of Award Assuming Highest Level of Performance Achieved ($)
J. Gallogly	4,125,084
K. Ovelmen	1,828,398
C. Glidden	703,388
B. Patel	600,085
T. Roberts	1,050,020

(3)

The amounts of the stock option awards are the fair value on the date of grant, calculated in accordance with ASC 718. The fair values of stock options were estimated using the Black-Scholes option-pricing model.

We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options.

The assumptions used for the grants to Mr. Gallogly were: a dividend yield of 3%; a risk-free interest rate of 1.828%; an expected life of 6 years; and a stock price volatility of 48%.The assumptions used for all other grants were: a dividend yield of 3%; a risk-free interest rate of 1.862%; an expected life of 6 years; and a stock price volatility of 49%. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the calculation of the fair value of the awards.

(4)	Amounts of Non-Equity Incentive Plan Compensation in 2014 are the annual bonuses paid out in March 2015 for performance during 2014.

(5)	Amounts include increases during 2014 in the actuarial present values of benefits under the LyondellBasell Retirement Plan. The increases are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the “Pension Benefits” table on page 57 for more information.

(6)	Amounts included in “All Other Compensation” for 2014 in the table above include the following:

(A)	Matching 401(k) contributions in 2014 for Gallogly, Ovelmen, Glidden, Patel and Roberts of $15,600, $15,067, $15,419, $18,013 and $14,024, respectively, which may include “true-up” matches for 2013 contributions.

(B)	Company 401(k) and pension plan contributions under the restoration feature of the Deferral Plan in 2014 for Ovelmen, Glidden, Patel and Roberts of $55,630, $43,691, $38,390 and $38,385, respectively. Mr. Gallogly did not receive the Company contribution as he was not employed as of February 15, 2015, as required under the Deferral Plan.

(C)	Payments to each of Mr. Gallogly, Ms. Ovelmen and Mr. Glidden of $15,000 for use in financial and tax planning services.

(D)	Expatriate payments and benefits for Mr. Patel of $1,137,494. The Company from time to time makes “expatriate payments” for certain of its executives when they are asked to relocate to other jurisdictions. These payments, which include primarily housing, transportation and cost-of-living allowances, are intended to ensure that the executive does not suffer losses from his intended targeted compensation as a result of the relocation to another jurisdiction. Also included in the Company’s expatriate package is a tax equalization component, pursuant to which the Company pays foreign income taxes for the expatriated executive so that his ultimate actual personal tax liability will be equal to his “stay at home” tax liability with respect to his compensation. In 2014, expatriate payments to Mr. Patel included $94,085 for housing costs; $25,587 for transportation costs; a cost-of-living allowance of $57,160; an expatriate premium of $45,479; school tuition costs of $56,694; and a home-leave allowance of $20,566. In addition to the expatriate benefits described, we paid $837,923 in tax equalization and gross-up payments as part of the expatriate package.

(E)	Reimbursements and tax gross-up payments of $4,278 and $3,092, respectively for Ms. Ovelmen. The reimbursement was for state taxes owed by Ms. Ovelmen to the State of New York for LyondellBasell work performed in that state in 2013 and the tax-gross-up payment was to offset the increased tax liability to her as a result of the reimbursement. Ms. Ovelmen is resident in the State of Texas, which has no state income tax. Therefore, the income tax liability she incurred to the State of New York for travelling there on Company business was not able to be offset against her home state taxes. The Compensation Committee made the determination that she should not be financially penalized as a result of taxation by the State of New York on non-residents in determining to make these reimbursements and gross-up payments.

Grant of Plan-Based Awards in 2014

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5)(#)	Exercise or Base Price of Option Awards ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Gallogly	2/20/2014	2,393,014	3,190,685	—	—	—	—	—
	5/14/2014	—	—	21,358	42,716	32,581	92,095	$96.57
Ms. Ovelmen	2/20/2014	574,435	1,723,304	10,655	21,310	5,328	14,735	$85.80
Mr. Glidden	2/20/2014	525,893	1,577,680	4,099	8,198	—	—	—
Mr. Patel	2/20/2014	487,233	1,461,699	3,497	6,994	875	2,418	$85.80
Mr. Roberts	2/20/2014	487,233	1,461,699	6,119	12,238	3,060	8,463	$85.80

(1)	The grant date is the date that our Compensation Committee approved the awards, other than Mr. Gallogly’s awards. Mr. Gallogly’s annual bonus award was approved by the Compensation Committee on Feburary 20, 2014, but was amended as of the effective date of his 2014 employment agreement. His equity awards also were granted as of the effective date of his 2014 employment agreement.
(2)	The awards shown are the estimated possible payouts of the named executives’ annual bonus payments for performance in 2014. Actual bonus payments for 2014 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The named executives’ target bonuses are a percentage of base salary. The maximum shown in the table is the maximum amount that can be earned under the terms of the bonus plan, which is 300% of target, other than for Mr. Gallogly, whose employment agreement limits his maximum award to 200% of his salary. As described in the CD&A section of this proxy statement, there is no minimum performance requirement for a threshold payment. Instead, each performance criteria is assessed and weighted, which can result in a payment of zero with respect to any particular performance criterion.
(3)	Represents PSUs. These awards, granted in 2014, are earned over a three-year performance period ending December 31, 2016, with payouts, if any, in the first quarter of 2017. As described in the CD&A, there are no minimum performance requirements for a threshold payment. Each performance criteria is assessed and weighted, which can result in a payment of 0 to 200% of the target award, which is settled in shares. These awards do not receive dividend equivalent payments.
(4)	Represents RSUs. Mr. Gallogly’s award was granted in accordance with his 2014 employment agreement. Ms. Ovelmen and Mr. Roberts each receive annual grants of equity awards, including RSUs. Mr. Patel’s award was in recognition of his promotion to executive vice president in October 2013. RSUs receive dividend equivalents. The RSUs will vest three years from the date of grant.
(5)	Represents stock options granted to Mr. Gallogly under his 2014 employment agreement, annual grants to Ms. Ovelmen and Mr. Roberts, and a grant to Mr. Patel in recognition of his promotion to executive vice president. The exercise price is equal to the fair market value on the date of grant. The options vest in equal increments over a three-year period beginning on the first anniversary of the date of grant and expire ten years after the date of grant.

Outstanding Equity Awards at December 31, 2014

	Option Awards				Stock Awards		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mr. Gallogly	1,127,804	—	17.61	04/30/2017	32,581	2,586,606	46,148	3,663,690
	2,383,412	—	13.11	04/30/2017	—	—	—	—
	—	92,025	95.57	05/14/2024	—	—	—	—
Ms. Ovelmen	39,782	—	23.74	10/17/2021	32,073	2,546,275	17,805	1,413,539
	35,794	17,896	44.00	02/28/2022	—	—	—	—
	13,401	26,800	60.51	02/12/2023	—	—	—	—
	—	14,735	85.80	02/20/2024	—	—	—	—
Mr. Glidden	39,009	—	13.11	04/30/2020	201,716	16,014,233	9,714	771,194
Mr. Patel	—	2,418	85.80	02/20/2024	100,185	7,953,687	6,134	486,978
Mr. Roberts	6,075	—	37.20	06/02/2021	14,490	1,150,361	8,866	703,872
	—	7,152	44.00	02/28/2022	—	—	—	—
	—	10,970	60.51	02/12/2023	—	—	—	—
	—	8,463	85.80	02/20/2024	—	—	—	—

(1)	The vesting schedules of the unexercisable stock options are shown below:

Name	Vesting Dates of Unexercisable Stock Options
J. Gallogly	92,025 options at an exercise price of $96.57 vest as follows: 30,675 vest 5/14/2015, 30,675 vest 5/14/2016 and 30,675 vest 5/14/2017
K. Ovelmen

17,896 options at an exercise price of $44.00 vest on 2/28/2015;

26,800 options at an exercise price of $60.51 vest as follows: 13,400 vest 2/12/2015 and 13,400 vest 2/12/2016;

14,375 options at an exercise price of $85.80 vest as follows: 4,913 vest 2/20/2015, 4,911 vest 2/20/2016 and 4,911 vest 2/20/2017

B. Patel	2,418 options at an exercise price of $85.80 vest as follows: 806 vest 2/20/2015, 806 vest 2/20/2016 and 806 vest 2/20/2017
T. Roberts

7,152 options at an exercise price of $44.00 vest on 2/28/2015;

10,970 options at an exercise price of $60.51 vest as follows: 5,485 vest 2/12/2015 and 5,485 vest 2/12/2016;

8,463 options at an exercise price of $85.80 vest as follows: 2,821 vest 2/20/2015, 2,821 vest 2/20/2016 and 2,821 vest 2/20/2017

(2)	Includes restricted stock units for each of the named executives, which vest as follows:

Name	Vesting Dates of RSUs
J. Gallogly	32,581 vest 5/14/2017
K. Ovelmen	910 vest 2/28/2015; 8,676 vest 10/17/2016; 5,328 vest 2/20/2017; 9,811 vest 2/28/2017; and 7,348 vest 2/12/2018
C. Glidden	201,716 vest 4/30/2015
B. Patel	99,310 vest 4/30/2015 and 875 vest 2/20/2017
T. Roberts	364 vest 2/28/2015; 4,137 vest 6/2/2016; 3,060 vest 2/20/2017; 3,921 vest 2/28/2017; and 3,008 vest 2/12/2018

(3)	Dollar values are based on the closing price of $79.39 of the Company’s shares on the NYSE on December 31, 2014.

(4)	Includes PSUs with three-year performance periods ending December 31, 2015 and December 31, 2016. We have assumed target payout will be achieved for PSUs. Payouts on PSUs are made after the Company’s financial results for the entire performance period are reported and the Compensation Committee determines achievement of performance results and corresponding vesting, typically in mid to late February of the succeeding year. The PSUs for the performance period ended on December 31, 2014 are not included in the table as they are considered earned as of December 31, 2014 for proxy disclosure purposes; instead, those PSUs are included in the Option Exercises and Stock Vested table below. The PSUs in the table include the following:

Name	PSUs with Three-Year Performance Period Ending December 31,
	2015	2016
J. Gallogly	24,790	21,358
K. Ovelmen	7,150	10,655
C. Glidden	5,615	4,099
B. Patel	2,637	3,497
T. Roberts	2,747	6,119

Option Exercises and Stock Vested

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Gallogly	500,000	43,787,047	127,243	11,824,671
Ms. Ovelmen	—	—	21,485	1,930,355
Mr. Glidden	79,879	7,173,172	21,122	1,915,198
Mr. Patel	58,532	5,207,410	9,989	906,034
Mr. Roberts	12,637	536,996	8,011	723,003

(1)	The value realized on option awards represents the difference between the option exercise price and the market price of LyondellBasell shares when exercised.
(2)	Includes restricted stock units that vested in 2014 and PSUs granted in 2012 with a performance period ended December 31, 2014. The determination of achievement of performance results and corresponding vesting of the PSUs was performed by the Compensation Committee in February 2015. The number of shares acquired on vesting for both RSUs and PSUs is the gross number of shares for all named executives, although we withhold shares in payment of minimum statutory withholding taxes when the awards vest. The value realized for RSUs is the number of gross shares vested times the market price on the date the restrictions lapsed and the value realized for PSUs is the number of gross shares times the market price on the date the Compensation Committee determined the earned percentage of shares for the PSUs. The table below shows the gross number of shares that vested under both RSUs and PSUs for each of the named executives in 2014.

Name	RSUs Vested	PSUs Earned for Performance Period Ending December 31, 2014
J. Gallogly	57,381	69,862
K. Ovelmen	1,922	19,563
C. Glidden	6,049	15,073
B. Patel	2,978	7,011
T. Roberts	673	7,338

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Gallogly	LyondellBasell Retirement Plan	5	73,938	—
Ms. Ovelmen	LyondellBasell Retirement Plan	3	38,781	—
Mr. Glidden	LyondellBasell Retirement Plan	5	70,502	—
Mr. Patel	LyondellBasell Retirement Plan	5	56,137	—
Mr. Roberts	LyondellBasell Retirement Plan	3	43,571	—

(1)	The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2014, calculated on the same basis as used in Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the Internal Revenue Code, and interest credits are based on the 5th, 4th and 3rd monthly-determined 30 year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

Non-Qualified Deferred Compensation in 2014

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at End of Last Fiscal Year ($)
Mr. Gallogly	—	—	6,186	—	143,136
Ms. Ovelmen	—	55,630	2,913	—	111,885
Mr. Glidden	—	43,691	2,170	—	87,540
Mr. Patel	—	38,390	1,844	—	74,011
Mr. Roberts	—	38,385	1,504	—	68,769

(1)	The Company maintains a U.S. Senior Management Deferral Plan that allows executives to defer up to 50% of their base salary and up to 100% of their annual bonus and equity grants (“eligible pay”) for payment at a future date. Funds deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) and defined benefit pension plan, although the funds deferred are not actually invested in the funds. None of our named executive officers has chosen to voluntarily defer any amounts of their eligible pay.
(2)	Company contributions to the executives’ Deferral Plan accounts are included in “All Other Compensation,” but not “Salary,” in the Summary Compensation Table. The Deferral Plan provides for Company contributions for that portion of pay that cannot be matched or contributed in the Company’s 401(k) plan and defined benefit pension plan due to IRS limits. The eligibility for Company contributions begins in the Deferral Plan once the employee’s salary has reached the IRS limits for those plans and actual contributions are made as of February 15 of the next calendar year. The Company’s contribution of these amounts occurs regardless of whether the employee has contributed any amounts under the Deferral Plan. Eligible employees must be employed as of the February 15 date in order to receive the Company contribution.

(3)	Earnings on these accounts are not included in any other amounts in the tables included in this proxy statement, as the amounts of the named executives’ earnings represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives.
(4)	Accounts are distributed as either a lump sum payment or in annual installments upon the later of (i) when the employee has reached at least 55 years of age and has 10 years of service or (ii) termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company contributions, and gains and/or losses related to their notional investment choices.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our named executive officers other than Ms. Ovelmen. Ms. Ovelmen does not have an employment agreement and instead participates in our Executive Severance Program. These employment agreements, and the Executive Severance Program, provide our executives with payments in the event of their termination of employment that are not provided to all of our salaried employees. Each of the named executives other than Mr. Gallogly would be required to execute a release in favor of the Company in order to receive their payments under their agreements or the Executive Severance Program, as applicable.

In addition to the amounts provided for under the employment agreements and the Executive Severance Program, our named executives may receive certain acceleration of vesting or pro-rated vesting of their equity awards in different termination of employment scenarios. The treatment of their equity awards is governed by the Company’s Long Term Incentive Plan and the specific equity award agreements. The treatment of the named executives’ awards is the same as for all other salaried employees that receive equity awards. The terms of our Long Term Incentive Plan and the equity award agreements provide for certain vesting of awards in the event of a change in control of the Company, but only if the individual’s employment is terminated by the Company without cause or by the individual for good reason within one year of the change in control. The Company believes that this “double trigger” is appropriate because it ensures our executives do not have conflicts in the event of a change in control situation and it also avoids windfalls for employees participating in our equity programs, including executives.

Below we describe the treatment of equity awards in different scenarios. As discussed above, none of our employees, including our named executives, receive any amounts upon a change in control by itself, without a termination of employment.

Termination of Employment for Cause by the Company or without Good Reason by the Executive

•	All awards, including stock options, RSUs and PSUs are forfeited.

Termination of Employment without Cause by the Company or with Good Reason by the Executive

•	Stock options, RSUs and PSUs vest pro-rata.

•

For stock options, the pro-ration is based on the number of months worked from the date of grant until termination divided by the number of months worked from the date of grant until the vesting. The number of months between date of grant and vesting is based on each tranche of vesting for the options. The options may be exercised for 90 days after termination of employment. The pro-ration of RSUs and PSUs is determined based on the number of months worked divided by the number of months in the vesting or performance period, respectively. The number of units earned under the PSUs used for the pro-rated calculations is based on the regular determinations of the Compensation Committee based on Company performance in the first quarter after the end of the performance year.

Termination of Employment without Cause by the Company or with Good Reason by the Executive within 12 Months of a Change in Control

•	All stock options and RSUs are immediately vested upon termination of employment. The stock options remain exercisable for 90 days.

•

PSUs vest pro-rata based on the number of months worked in the performance period divided by the number of months in the performance period. The number of units earned under the PSUs used for the pro-rated calculations is based on the regular determinations of the Compensation Committee based on Company performance in the first quarter after the end of the performance year.

Retirement

•	Stock options, RSUs and PSUs vest pro-rata, based on the same calculations as described above.

•	Stock options remain exercisable for five years.

Death or Disability

•

Stock options and RSUs vest immediately. The stock options remain exercisable for one year. PSUs vest pro-rata, based on the same calculations as described above under “Termination of Employment without Cause by the Company or with Good Reason by the Executive.”

The table below shows the amounts our named executives would receive in different circumstances if the termination events described occurred as of December 31, 2014. We do not include any amounts that are available to all salaried employees of the Company. Also, as stated above, the treatment of equity awards in the circumstances described below are available to all of our salaried employees that participate in our equity programs, not just our named executives. The amounts included in the table below are calculated in accordance with SEC rules and regulations. These amounts are not necessarily indicative of the amounts the named executive would actually receive upon any future termination scenario. All equity amounts are based on the closing price of the Company’s stock on the NYSE as of December 31, 2014 of $79.39.

Named Executive	Death or Disability	Retirement (5)	Without Cause or for Good Reason	Without Cause or for Good Reason within 12 Months of a Change in Control
J. Gallogly
Base Salary	—	—	—	—
Annual Bonus	$1,596,825	$1,596,825	—	—
Stock Options (1)	—	—	—	—
RSUs (2)	$2,586,606	$547,230	$547,230	$2,586,606
PSUs (3)	$4,720,966	$4,720,966	$4,720,966	$4,720,966
Other (4)	$—	$—	$—	$—
Total	$8,904,397	$6,865,021	$5,268,196	$7,353,227
K. Ovelmen
Base Salary	$772,353	—	$772,353	$772,353
Annual Bonus	$574,435	—	$574,435	$574,435
Stock Options (1)	$1,139,323	—	$1.019,831	$1,139,323
RSUs (2)	$2,546,275	—	$1,321,828	$2,546,275
PSUs (3)	$1,456,833	—	$1,456,833	$1,456,833
Other (4)	$—	—	$54,058	$54,058
Total	$6,489,219	—	$4,179,507	$6,543,277
C. Glidden
Base Salary	—	—	$663,278	$663,278
Annual Bonus	$525,893	$525,893	$525,893	$525,893
Stock Options (1)	—	—	—	—
RSUs (2)	$16,014,233	$14,946,618	$14,946,618	$16,014,233
PSUs (3)	$1,019,262	$1,019,262	$1,019,262	$1,019,262
Other (4)	$—	—	$—	$—
Total	$17,559,388	$16,491,773	$17,155,051	$18,222,666
B. Patel
Base Salary	—	—	$612,000	$612,000
Annual Bonus	$487,233	—	$487,233	$487,233
Stock Options (1)	—	—	—	—
RSUs (2)	$7,953,687	—	$7,379,832	$7,953,687
PSUs (3)	$517,617	—	$517,617	$517,617
Other (4)	$—	—	$21,285	$21,285
Total	$8,958,537	—	$9,017,967	$9,591,822
T. Roberts
Base Salary	—	—	$612,000	$612,000
Annual Bonus	$487,233	—	$487,233	$487,233
Stock Options (1)	$460,223	—	$411,482	$460,223
RSUs (2)	$1,150,361	—	$609,493	$1,150,361
PSUs (3)	$606,063	—	$606,063	$606,063
Other (4)	$—	—	$—	$—
Total	$2,703,880	—	$2,726,271	$3,315,880

(1)	The values for stock options are calculated based on the number of options that would vest in the different scenarios, multiplied by the difference between the fair market value of our common stock as of December 31, 2014 and the exercise price. Those executives that have no values for their stock options in the table either do not vest in any options or the options that do vest in the different scenarios have an exercise price greater that the fair market value as of December 31, 2014.
(2)	The values of the RSUs are based on the number of RSUs that would vest in the different scenarios multiplied by the fair market value of our stock on December 31, 2014.
(3)	The values of the PSUs are based on the number of units that would vest in the different scenarios multiplied by the fair market value of our stock on December 31, 2014. The terms of our PSUs state that they may be paid out from 0 – 200% depending on the Company’s performance, which is determined by the Compensation Committee. The values above assume that the payout is at target, or 100%. Also, although the values are calculated as of December 31, 2014 in accordance with SEC rules, the actual units would not be paid out until the first quarter after the end of the original performance period of the awards.
(4)	The amounts under “other” include continued COBRA coverage and outplacement services.
(5)	Only Mr. Gallogly and Mr. Glidden were retirement eligible as of December 31, 2014.

ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2014

(Item 3 on the Proxy Card)

At the Annual Meeting, you will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2014 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“U.S. GAAP”) and there are differences between IFRS and U.S. GAAP.

A copy of the Annual Accounts can be accessed through our website, www.lyb.com, and may be obtained free of charge by request to our administrative offices c/o Lyondell Chemical Company, 1221 McKinney St., Suite 700, Houston, TX 77010 Attn: Corporate Secretary.

Our Management Board and Supervisory Board recommend that you vote FOR the adoption of our Annual Accounts.

DISCHARGE FROM LIABILITY OF MEMBERS OF THE MANAGEMENT BOARD

(Item 4 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability to the Company in respect of the exercise of their management duties during the financial year concerned. The discharge does not affect any potential liability pursuant to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Management Board from liability in respect of the exercise of their management duties during 2014.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of the Management Board from liability to the Company for 2014.

DISCHARGE FROM LIABILITY OF MEMBERS OF THE SUPERVISORY BOARD

(Item 5 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability to the Company in respect of the exercise of their supervisory duties during the financial year concerned. This discharge also does not affect any potential liability under the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2014.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of the Supervisory Board from liability to the Company for 2014.

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 6 on the Proxy Card)

The Audit Committee of the Supervisory Board has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2015. PwC has acted as our independent registered public accounting firm since 2010 and acted as the independent registered public accounting firm of our predecessor before that. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The ratification of the selection of PwC is not required, but our Supervisory Board is submitting the selection to shareholders for ratification because we value our shareholders’ views on the Company’s auditors. If our shareholders fail to ratify the selection, it will be considered as notice to the Supervisory Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stakeholders.

Our Management Board and Supervisory Board recommend that you vote FOR the ratification of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2014	2013
	(in millions)
Audit Fees	$8.7	$8.7
Audit-Related Fees	0.2	0.7
Tax Fees	0.2	0.1
All Other Fees	—	0.3

Total	$9.1	$9.8

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years, including comfort letters, statutory audits, attest services and consents.

Audit-related fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the financial statements and are not reported as audit fees herein. This category includes fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies.

Tax fees consist of international tax compliance and corporate tax consulting.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. Each year, all audit and audit-related services, tax services and other services for the upcoming audit are provided to the Audit Committee for approval. The services, which may be provided in the upcoming twelve-month period, are grouped into significant categories and provided to the Audit Committee substantially in the format shown above.

The Audit Committee is updated on the status of all services and related fees on a periodic basis or as matters warrant. In 2014 and 2013, the Audit Committee pre-approved all audit, audit-related and tax services performed by PwC.

As set forth in the Audit Committee Report on page 8 of this proxy statement, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS OUR

AUDITOR FOR THE DUTCH STATUTORY ANNUAL ACCOUNTS FOR

THE YEAR ENDING DECEMBER 31, 2015

(Item 7 on the Proxy Card)

The Audit Committee has selected PricewaterhouseCoopers Accountants N.V. to serve as our auditor who will audit the Dutch Annual Accounts to be prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), for the year ending December 31, 2015. As required by Dutch law, shareholder approval must be obtained for the selection of PricewaterhouseCoopers Accountants N.V. to serve as our auditor to audit the Dutch Annual Accounts.

Representatives of PricewaterhouseCoopers Accountants N.V. will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Our Management Board and Supervisory Board recommend that you vote FOR the appointment of PricewaterhouseCoopers Accountants N.V. as our auditor for the Dutch Annual Accounts for the year ending December 31, 2015.

RATIFICATION AND APPROVAL OF DIVIDENDS IN RESPECT OF THE 2014 FISCAL YEAR

(Item 8 on the Proxy Card)

The Company has paid an aggregate of $2.80 per share from its 2014 annual accounts. This includes interim dividends of $0.70 per share paid in the second, third and fourth quarters of 2014 as well as the first quarter of 2015.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the proposal to ratify and approve the payment of dividends in respect of the 2014 fiscal year.

DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy.

Our dividend policy continues to be to pay a consistent quarterly dividend, with the goal of increasing the dividend over time.

LyondellBasell has paid an aggregate of $7.8 billion in dividends since we began paying dividends in 2011, increasing from $0.10 per share in the second quarter of 2011 to $0.70 per share in the second quarter 2014. The Supervisory Board believes that, given the Company’s strong capital and results of operation, it is appropriate to continue returning capital to shareholders.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits for the payment of dividends. The portion of our annual profits that remains after the reservation is at the disposal of the general meeting of shareholders. The determination to pay any dividends will be made after a review of the Company’s expected earnings, the economic environment, the financial position and prospects of the Company, and any other considerations deemed relevant.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

(Item 9 on the Proxy Card)

Our Supervisory Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by SEC rules. We currently conduct shareholder advisory votes on executive compensation annually and, therefore, the next vote will be in connection with our annual meeting in 2016.

As described in detail under the heading “Compensation Discussion &Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of those persons with shareholders. Our named executive officers are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion & Analysis,” beginning on page 26, and the “Executive Compensation Tables,” beginning on page 51, for additional details about our named executive officer compensation program.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual general meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Supervisory Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary.

Advisory votes against the named executive officer compensation will not necessarily communicate to the Company, the Supervisory Board or the Compensation Committee the concerns that caused the negative votes. We would like to consider our shareholders’ concerns, if any, on these matters and therefore give shareholders the opportunity to communicate with us regarding their views on the Company’s executive compensation programs, among other matters, as described on page 4 of this proxy statement.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the resolution to approve the compensation of the Company’s named executive officers on an advisory basis.

PROPOSAL TO AUTHORIZE THE SUPERVISORY BOARD FOR A PERIOD OF 18 MONTHS TO ISSUE SHARES OR GRANT RIGHTS TO SUBSCRIBE FOR SHARES IN THE CAPITAL OF THE COMPANY (Item 10 on the Proxy Card)

Under Dutch law, shareholders determine whether the Supervisory Board is authorized to issue shares. Our Articles of Incorporation authorized our Supervisory Board to issue up to 20% of our authorized capital for a period of five years, the maximum period allowed under Dutch law. That authority ends as of April 30, 2015 and we are asking shareholders to renew the Supervisory Board’s authority to issue shares (up to the same maximum amount of 20% of our authorized capital) for limited period of eighteen months, in line with current Dutch practice. If this proposal is approved by shareholders, the Supervisory Board will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Supervisory Board in its discretion deems appropriate, based on its determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted.

The authority of the Supervisory Board to issue shares would still be subject to compliance with the applicable rules of the New York Stock Exchange, including the requirements to obtain shareholder approval for issuances of shares in certain circumstances as set forth in those rules. Additionally, the proposal is meant to provide flexibility to react timely if circumstances arise.

In order to provide us with sufficient flexibility, the Supervisory Board proposes that the general meeting of shareholders grant authority to the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed 20% of the number of authorized capital, up until and including November 6, 2016.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) up to 20% of the authorized capital until November 6, 2016.

APPROVAL OF THE AUTHORITY OF THE SUPERVISORY BOARD TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS FOR SHARES ISSUED UNDER THE AUTHORIZATION IN THE PRECEDING PROPOSAL (Item 11 on the Proxy Card)

Unless limited or excluded, under Dutch law, shareholders have a pro rata preemptive right to (i) subscribe for any shares issued for cash or (ii) participate in any grant of the right to acquire shares for cash (including options to subscribe for shares). These preemptive rights were specifically excluded in the Supervisory Board’s original authorization to issue shares as contained in our Articles of Association. The proposal to shareholders at the general meeting is to authorize the Supervisory Board to continue to exclude any preemptive rights from shares, or grants of rights to acquire shares, the Supervisory Board may issue pursuant to the authority in the preceding proposal.

If this proposal is approved by shareholders, the Supervisory Board will have the authority to limit or exclude preemptive rights with respect to any issuance of shares or grant of the right to acquire shares. The Supervisory Board believes that exclusion of preemptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company and its existing shareholders.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to the Supervisory Board to limit or exclude the preemptive rights of shareholders with respect to any share issuances or grants.

APPROVAL OF THE AMENDMENT OF THE LYONDELLBASELL INDUSTRIES N.V. 2012 GLOBAL EMPLOYEE STOCK PURCHASE PLAN

(Item 12 on the Proxy Card)

We are proposing that shareholders approve an amendment to the LyondellBasell Industries N.V. 2012 Global Employee Stock Purchase Plan, referred to as the “ESPP,” to extend the term of the ESPP.

The ESPP was approved by shareholders at the 2012 annual meeting. The terms of the ESPP state that it will terminate on October 1, 2015. We propose that shareholders approve extending the termination date under the ESPP until October 1, 2018. This three year extension will allow us to offer to our employees the benefits of the ESPP, unless the plan is terminated earlier or the shares reserved for issuance have been exhausted. If the shareholders do not approve this extension, the ESPP will remain in effect until it expires on October 1, 2015.

The proposed amendment of the ESPP to extend the term is consistent with our desire to continue to afford eligible employees an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through purchases of our common stock, which we believe is beneficial to both the Company and its employees. We also believe extending the ESPP is helpful in retaining and recruiting employees.

We are not requesting shareholders approve any increase to the number of shares reserved for issuance under the ESPP. When originally approved, an aggregate of 1.5 million shares were reserved for issuance under the ESPP. As of the end of the purchase period ending December 31, 2014, there were 1,437,319 shares remaining for issuance. If the plan is extended, these shares will continue to be available for issuance until the ESPP terminates.

When the ESPP was originally approved by shareholders in 2012, the price at which shares could be purchased by employees was equal to 95% of the fair market value of our shares on the last trading day in a purchase period. The terms of the ESPP allow the Compensation Committee to determine what the purchase price of shares will be and, in February 2015, the Compensation Committee approved a change in purchase price. Assuming shareholder approve the amendment to the ESPP to extend its term, beginning October 1, 2015, employees will be able to purchase shares at a price equal to 90% of the lesser of the fair market value of our shares on the first trading day and the last trading day of the relevant purchase period.

The following summary of certain major features of the ESPP, as proposed to be amended, is subject to the specific provisions contained in the full text of the ESPP as proposed to be amended, as set forth in Appendix A.

Purpose of the ESPP

The purpose of the ESPP is to afford eligible employees an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through purchase of its stock. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Notwithstanding, the ESPP permits the establishment of sub-plans which do not meet the requirements of Section 423 for employees of participating companies and affiliates in countries other than the United States to allow those employees to acquire common shares in a similar manner while complying with applicable local law. Upon enrollment in the ESPP, participating employees are granted the right to purchase shares of LyondellBasell through accumulated payroll deductions.

The Compensation Committee believes that the opportunity for the employees of the Company to acquire an equity interest in the Company through participation in broad-based employee stock purchase plans such as the ESPP is beneficial to both the Company and its employees. Such plans provide an important incentive to the employees of the Company as well as assist the Company in attracting new employees. An aggregate of 1.5 million shares may be issued under the ESPP. At December 31, 2014, the end of the last purchase period, 62,681 shares had been purchased by employees under the ESPP since its inception in 2012.

Administration

The ESPP is administered by the Compensation Committee or any sub-committee or other person delegated by the Committee (the “Committee”). The Committee is authorized to construe and interpret the ESPP, to define the terms used in the ESPP, to determine eligibility for participation and benefits, to prescribe, amend and rescind rules and regulations for its administration, and to take any other necessary action in relation to the ESPP.

Eligibility

In general, and subject to local law, all employees of the Company’s subsidiaries designated by the Committee to participate in the ESPP (a “Participating Subsidiary”) are eligible to participate in the ESPP. However, any employee who would own more than five (5) percent of the common stock of the Company immediately after any purchase opportunity granted to them under the ESPP is not eligible to participate. All U.S. subsidiaries of the Company are Participating Subsidiaries. Currently, certain of the Company’s subsidiaries in The Netherlands, Spain, Germany and Italy have been designated as Participating Subsidiaries.

Offering Periods

Participation in the ESPP is completely voluntary. The ESPP allows those employees to elect to exercise purchase rights through a series of successive 12 month offering periods beginning on October 1 of each calendar year.

Exercise of Purchase Right

In order to exercise a purchase right, participants must elect to contribute amounts ranging from 1% to 10% of their “compensation” (as defined in the ESPP). These contributions generally occur through payroll withholdings from the participant’s salary or wages (although alternative methods of contribution may be permitted by the Committee). Aggregate contributions for each employee may not exceed $15,000 during any offering period. Once an eligible employee is enrolled in the ESPP, he will continue to participate in the ESPP for each successive offering period until he terminates his participation. Purchases of common stock by participants are affected at the end of each purchase period as determined by the Committee without any further action on the part of the participant.

Purchase Price

The price at which shares may be purchased is as determined by the Compensation Committee. As described, the Committee has approved a purchase price for all purchase periods beginning October 1, 2015 equal to the lower of (a) 90% of the fair market value of a share of common stock of the Company on the first trading day in a purchase period and (b) 90% of the fair market value of a share of common stock of the Company on the last trading day in a purchase period. The ESPP provides that the Committee has the discretion to change the formula for determining the purchase price. The fair market value of a share of common stock of the Company for purposes of the ESPP the closing sale price as quoted on the New York Stock Exchange. On March 2, 2015, the closing price for the Company’s common stock was $86.10 per share.

Maximum Amount of Purchases

The maximum fair market value of common stock that an employee may purchase under the ESPP in any calendar year is $25,000 (based on the fair market value of the common stock when the purchase right is granted). Local tax laws and regulations may also limit the maximum number or value of shares that may be purchased.

Cessation of Employment

If a participant ceases to be employed by the Company or a Participating Subsidiary for any reason or ceases to be an eligible employee, then the participant’s rights under the ESPP shall, subject to local law, immediately terminate, and the Company will refund the full amount of all withholdings (without interest or with interest where required by law). An employee may not transfer a purchase right other than by will or the laws of descent and distribution, and during an employee’s lifetime, a purchase right is exercisable only by the employee.

Amendment, Modification and Termination

The Supervisory Board may at any time amend, modify or terminate the ESPP, provided, however, that no participant’s existing rights may be adversely affected by any such amendment, modification or termination, except to comply with law, stock exchange rules or accounting rules.

If this proposal is approved by the shareholders at the annual meeting, the ESPP will terminate October 1, 2018, unless the Supervisory Board of Directors terminates the ESPP at an earlier date or the shares approved for issuance under the ESPP are exhausted. The Company may decide to seek shareholder approval to increase the number of shares available under the ESPP at a later time, which could extend the plan if the approval is granted.

ESPP Benefits

Each eligible employee elects whether to participate in the ESPP and the extent to which he or she will participate. It is, therefore, not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the ESPP.

No Other Rights Conferred to Employees or Participants

Nothing in the ESPP shall be construed to be a contract of employment between the Company or any subsidiary of the Company and any employee or any group or category of employee (whether for a definite or specific duration or otherwise), or to prevent the Company or the employer of any participant from terminating any employee’s employment at any time, in accordance with applicable local law. Nothing in the ESPP shall be construed as conferring to any employee any right to participate in any other benefit plan sponsored by the Company or any subsidiary of the Company, or to any compensation in the event the ESPP ends or the Company terminates the ESPP.

Income Tax Consequences

The income tax implications of participation in the ESPP differ depending on the particular laws applicable in the country in which a Participating Subsidiary is located. Each participant in the ESPP should consult a tax advisor regarding the tax consequences of participating in the ESPP.

The following summary is intended only as a general guide to the United States federal income tax consequences under current law of participation in the ESPP for U.S. participants and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Provided that the ESPP does qualify, there are generally no tax consequences to an employee of either being granted a purchase right or exercising the right to purchase shares.

The tax consequences of a disposition of shares acquired under the ESPP vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after his or her entry date into the offering period in which the shares were acquired or within one year after the purchase date (a disqualifying disposition), the participant recognizes ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price. The ordinary income recognized only occurs upon the disqualifying disposition and the excess of the fair market value on the purchase date over the actual purchase price is otherwise not currently recognized. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is treated as a capital gain or loss.

If the participant disposes of shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the purchase date on which the shares were acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) the excess between the fair market value of the shares on the entry date over the purchase price (determined as if the purchase right were exercised on the entry date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

If the participant disposes of the shares in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. In all other cases, no deduction is allowed to the Company.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to amend the ESPP to extend the term until October 1, 2018.

APPROVAL OF THE AUTHORITY OF THE MANAGEMENT BOARD TO REPURCHASE

UP TO 10% OF OUR ISSUED SHARE CAPITAL

UNTIL NOVEMBER 6, 2016

(Item 13 on the Proxy Card)

Under Dutch law and our Articles of Association shareholder approval is necessary to authorize our Management Board to repurchase shares. At the annual meeting in May 2014, shareholders authorized repurchases of up to 10% of our shares. As of March 2, 2015, we have repurchased an aggregate of 49.9 million shares pursuant to this authorization.

Adoption of the current proposal will give us the flexibility to continue to repurchase shares if we believe it is an appropriate use of our excess cash.

The number of shares repurchased, if any, and the timing and manner of any repurchases will be determined by the Management Board, with the prior approval of the Supervisory Board, if it is in the best interest of the Company in light of prevailing market conditions, our available resources and other factors that cannot now be predicted.

In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital as of the date of the Annual Meeting on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging up to 110% of the market price at the time of the transaction (or, in the case of an accelerated repurchase arrangement, 110% of the market price over the term of the arrangement). If approved, the authority would extend for 18 months from the date of the Annual Meeting, or until November 6, 2016.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to the Management Board to repurchase up to 10% of our issued shares until November 6, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity compensation plans approved by security holders (1)	6,703,327	$18.66	9,941,462
Equity compensation plans not approved by security holders	—	$—	—

Total	6,703,327	$18.66	9,941,462

(1)	Includes the LyondellBasell Industries 2010 Long Term Incentive Plan, as amended and restated (the “LTI”) and the LyondellBasell 2012 Global Employee Stock Purchase Plan (the “ESPP”).
(2)	Includes 4,184,902 stock options and 1,415,915 restricted stock units. As of December 31, 2014, there were 551,255 PSUs outstanding. The Compensation Committee of the Supervisory Board determines the actual number of shares the recipient receives at the end of a three-year performance period which may range from 0% to 200% of the target number of shares. Because two times the target number of shares may ultimately be issued, we have included an aggregate of 1,102,510 shares, the maximum possible payouts under the PSUs, as the number that may be issued. Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.
(3)	Includes only the weighted-average exercise price of the outstanding stock options. Does not include the restricted stock units or PSUs, as those awards have no exercise price associated with them. Also excludes purchase rights under the ESPP for the reasons described in (2) above.
(4)	The shares remaining available include 8,504,143 under the LTI and 1,437,319 under the ESPP.

APPENDIX A

LYONDELLBASELL INDUSTRIES N.V.

GLOBAL EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated May 6, 2015

LYONDELLBASELL INDUSTRIES N.V.

GLOBAL EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED MAY 6, 2015

SECTION 1

PURPOSE AND TERM

1.1	Purpose. The purpose of the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (the “Plan”) is to provide an incentive for Eligible Employees to devote their best efforts to the success of LyondellBasell Industries N.V. (the “Company”), and to afford such employees an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through ownership of its common stock. The Plan was originally established in 2012 as the LyondellBasell Industries N.V. 2012 Global Employee Stock Purchase Plan.

The Company intends that the Plan qualify as an “employee stock purchase plan” under Code Section 423 (including any amendments or replacements of such section), and all provisions of the Plan shall be construed in a manner consistent with the requirements of that Code Section. Notwithstanding, the Company may establish one or more sub-plans of the Plan which do not qualify as a Code Section 423 plan for Employees of Participating Affiliates and Participating Companies in the United States and in countries outside of the United States in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the Plan with the laws and requirements of such countries in order to allow such Employees to purchase shares of Stock in a manner similar to the Plan.

1.2	Term of Plan. The Plan shall continue in effect until the earlier of (a) the third anniversary of the Effective Date, (b) its termination by the Board, or (c) the date on which all of the shares of Stock available for issuance under the Plan have been issued.

SECTION 2

DEFINITIONS

2.1	Definitions. Any term not expressly defined in the Plan shall have the same definition as set forth in Code Section 423. Whenever the following words and phrases are used in the Plan, they shall have the respective meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended from time to time.

(b)	“Affiliate” means, other than a Subsidiary, any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company.

(c)	“Administrator” means each individual designated by the Company to receive Enrollment Agreements, withdrawal notices and other communications from Eligible Employees. The Administrator shall also include any third party vendor hired by the Company to assist with the day-to-day operation and administration of this Plan.

(d)	“Board” means the Supervisory Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(e)	“Change in Control” means “Change of Control” as defined under the LyondellBasell Industries 2010 Long-Term Incentive Plan, as may be amended from time to time, or any successor plan as may be established by the Company.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g)

“Committee” means the Compensation Committee of the Company’s Supervisory Board of Directors, or another committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board as described in Section 9. Unless the powers of the

Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h)	“Company” means LyondellBasell Industries N.V. and any present or future parent corporation of the Company (as defined in Code Section 424(e).

(i)	“Compensation” means, with respect to each payroll period in any Offering Period, the actual wages or salary paid to a Participant for services actually rendered at the Participant’s base rate of pay prior to any salary reductions, but excluding extra pay such as overtime, holiday, premiums, bonuses, living or other allowances.

(j)	“Effective Date” means the later of October 1, 2015 or the first Offering Date after the Company’s shareholders have approved the Plan as amended and restated herein.

(k)	“Eligible Employee” means an individual who, on the Offering Date, is an Employee of a Participating Company or a Participating Affiliate; provided, however, that any Employee who, immediately after the grant of a Purchase Right hereunder, would own (within the meaning of Code Section 424(d)) Common Stock (including stock that such employee may purchase under outstanding options) possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of a Subsidiary, shall be ineligible to participate in the Plan.

(l)	“Employee” means a person treated as an employee of a Participating Company for purposes of Code Section 423 or, for Participating Companies and Participating Affiliates offering participation in a sub-plan of the Plan that does not meet the requirements of Code Section 423, persons treated as an employee as determined under local laws, rules and regulations and specified in the applicable sub-plan. For purposes of this Plan, a Participant shall cease to be an Employee either upon an actual termination of employment or upon the company employing the employee ceasing to be a Participating Company or a Participating Affiliate. For purposes of the Plan, an individual shall not cease to be an Employee while such individual is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence of one hundred and eighty (180) days or less approved by the Company. In the event an individual’s leave of absence exceeds one hundred and eighty (180) days, the individual shall cease to be an Employee on the one hundred and eighty-first (181st) day of such leave unless the individual’s right to reemployment with the Company is guaranteed either by statute or by contract. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.

(m)	“Enrollment Agreement” means an agreement in such written or electronic form as specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions or such other form of contribution as may be permitted under the Plan (or any sub-plan established pursuant to Sections 9.4 or 9.5) from the Employee’s Compensation.

(n)

“Enrollment Period” means the period commencing on the first day of the month preceding the Purchase Periods commencing on October 1 and April 1, and ending on the tenth (10th) business day prior to the start of such Purchase Periods.

(o)

“Fair Market Value” means, as of any specified date (i) if the Stock is listed on a national securities exchange, the final closing sales price per share of the Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Stock is not so listed, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board, or, if not reported by the OTC Bulletin Board, by Pink OTC Markets Inc., or (iii) if none of the above are applicable, the fair market value of a share of Stock as determined in good faith by the Committee in a manner that complies with the requirements of Section 409A of the Code, if applicable.

(p)	“Offering” means the Company’s grant of a Purchase Right as described in Section 5.

(q)	“Offering Date” means the first business day of each Offering Period.

(r)	“Offering Period” means the consecutive twelve (12) month period commencing each October 1 or such other period as may be established by the Board in its sole discretion.

(s)	“Participant” means an Eligible Employee who has elected to participate in the Plan by submitting a Enrollment Agreement as provided in Section 3.2.

(t)	“Participating Affiliate” means any Affiliate designated by the Board, in its sole and absolute discretion, as a company that may offer participation in a sub-plan of the Plan which does not meet the requirements of Code Section 423 to its Eligible Employees pursuant to Sections 9.4 or 9.5 of the Plan. The Board shall have the sole and absolute discretion to determine from time to time when and if an Affiliate shall be classified as a Participating Affiliate.

(u)	“Participating Company” means the Company designated by the Board and any Subsidiary designated by the Board, in its sole and absolute discretion, as a company that may offer participation in the Plan to its Eligible Employees. The Board shall have the sole and absolute discretion to determine from time to time when and if the Company or a Subsidiary shall be classified as a Participating Company.

(v)	“Plan” means the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan.

(w)	“Purchase Date” means the last business day of each Purchase Period.

(x)	“Purchase Period” means, for each Offering Period, the consecutive three (3) month periods commencing on the first day of July, October, January and April, or such other period as may be established by the Board in its sole discretion.

(y)	“Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as established from time to time by the Board.

(z)	“Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase shares of stock as provided in Section 5, which the Participant may or may not exercise during the Offering Period.

(aa)	“Stock” means the ordinary shares, par value € 0.04, of the Company, as adjusted from time to time in accordance with Section 8.1

(bb)	“Subsidiary” means a present or future “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

2.2	Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

SECTION 3

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. An Employee may elect to participate in the Plan as of the first Offering Date on which such person becomes an Eligible Employee by complying with the enrollment procedures set forth in Section 3.2.

3.2	Participation.

(a)	An Eligible Employee shall become a Participant in an Offering by submitting a properly completed Enrollment Agreement to the Administrator. The Company shall establish enrollment procedures for the submission of such Enrollment Agreements to the Administrator using written and/or electronic election forms and shall communicate such procedures to all Eligible Employees. An Eligible Employee who does not timely submit a properly completed Enrollment Agreement to the Administrator during the Enrollment Period for an Offering Period shall not participate in the Plan for that Offering Period but shall be eligible to elect to participate in the Plan for any subsequent Offering Period by timely submitting a properly completed Enrollment Agreement to the Administrator during the Enrollment Period for any future Offering Period.

(b)	A Participant may deliver to the Administrator a new Enrollment Agreement for each Offering Period in accordance with the procedures established in Section 4.

(c)	Subject to the limitation set forth in Section 5.3, a Participant who (i) has elected to participate in the Plan pursuant to Subsection (a) for an Offering Period, and (ii) takes no action to change or revoke such election (in accordance with such procedures as established by the Company) as of the first day of the next following Offering Period, shall be deemed to have made the same election to participate in the Plan, including the same payroll deduction authorization, for each subsequent Offering Period. A Participant who is automatically enrolled in the Plan for an Offering Period pursuant to the preceding sentence shall not be required to deliver an additional Enrollment Agreement to the Administrator for the subsequent Offering Period.

3.3	Termination of Employment or Loss of Eligibility.

(a)	In the event that the employment of a Participant is terminated, prior to a Purchase Date, for any reason, including retirement, disability or death, or in the event a Participant is no longer an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately and thereupon, automatically and without any further act on his or her part, such Participant’s payroll deduction authorization shall terminate. Payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative. Interest shall not be paid on payroll deductions returned unless otherwise required under applicable law. Further, all of the Participant’s rights under the Plan shall terminate.

(b)	A Participant whose participation in the Plan has been terminated may become eligible to participate in the Plan for any subsequent Offering Period by again satisfying the requirements of Sections 3.1 and 3.2.

3.4

Voluntary Withdrawal from Plan. A Participant may withdraw from the Plan at any time and receive a refund of all payroll deductions credited to his or her Plan account that have not been applied toward the purchase of Stock by submitting a withdrawal election to the Administrator in accordance with such procedures as established by the Company, provided such withdrawal election is submitted to the Administrator at least five (5) business days prior to the applicable Purchase Date. A Participant who withdraws the balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan. Amounts withdrawn shall be returned to the Participant as soon as practicable after the withdrawal and may not be applied to the purchase of shares of Stock in any other Offering under the Plan. A Participant who withdraws from the Plan shall be prohibited from resuming participation in the Plan for the same Offering Period, but may participate in any subsequent Offering Period by satisfying Sections 3.1 and 3.2 The Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.

SECTION 4

PAYROLL DEDUCTIONS AND PARTICIPANT ACCOUNTS

4.1	Payroll Deductions.

(a)	Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from a Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted.

(b)	An Eligible Employee who elects to enroll in the Plan as a Participant shall designate in the Enrollment Agreement a whole percentage from one percent (1%) to ten percent (10%) of his or her Compensation to be deducted each pay period during the Offering Period and paid into the Plan for his or her account; provided, however, the maximum payroll deductions for each Offering Period shall be US$15,000. Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of any future Offering Date.

(c)	Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to be deducted each pay day through the end of the Offering Period, unless as otherwise provided herein.

(d)	Interest shall not be paid on a Participant’s payroll deductions and paid into the Plan.

(e)	A Participant may elect to withdraw his or her payroll deductions pursuant to Section 3.4.

(f)	A Participant may elect to increase or decrease the rate of payroll deductions from no more than twice during an Offering Period by submitting an amended Enrollment Agreement authorizing such change to the Administrator in accordance with such procedures established by the Company, and such change shall become effective as soon as reasonably practicable. A Participant who elects to decrease the rate of his or her payroll deductions to zero percent (0%) shall remain a Participant in the Plan for the Offering Period unless such Participant elects to withdraw from the Plan pursuant to Section 3.4.

(g)	The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable pursuant to the limitation described in Section 5.3. If the Company suspends a Participant’s payroll deductions under this provision, the Participant may participate in future Offering Periods by satisfying the requirements of Sections 3.1 and 3.2.

(h)	The provisions of this Section 4.1 shall not apply to Participants in countries outside of the United States where payroll deductions are prohibited under local law. Such individuals shall be permitted to make payment under Section 6.1 through such other form(s) of contribution which may be permitted under local law and which are specified under the applicable sub-plan.

4.2	Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions or other amounts contributed to the Plan by or on behalf of a Participant shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All payroll deductions or other amounts contributed to the Plan by or on behalf of a Participant may be used by the Company for any corporate purpose.

SECTION 5

GRANT OF PURCHASE RIGHT

5.1	General. On each Offering Date, the Company shall grant to each Participant a Purchase Right under the Plan to purchase shares of Stock. Each Purchase Right shall be treated as an option for purposes of Code Section 423.

5.2	Term of Purchase Right. Each Purchase Right shall have a term equal to the length of the Offering Period to which the Purchase Right relates.

5.3	Number of Shares Subject to a Purchase Right. On each Offering Date, each Participant automatically shall be granted a Purchase Right consisting of an option to purchase the number of whole shares of Stock determined by dividing Twenty-Five Thousand U.S. Dollars (US$25,000) by the Fair Market Value of a share of Stock on such Offering Date, reduced by the aggregate purchase price of any Stock purchased during any Offering Period(s) which occurred during the same calendar year.

5.4	Limitation under Code Section 423(b)(8). Notwithstanding any provision in this Plan to the contrary, no Participant shall be granted a Purchase Right under the Plan to the extent that it permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Code Section 423, exceeds twenty-five thousand dollars ($25,000) in Fair Market Value of Stock (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. Any payroll deductions in excess of the amount specified in the foregoing sentence shall be returned to the Participant as soon as administratively practicable following the next Offering Date.

5.5	No Assignment. A Purchase Right granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by a Participant of a Purchase Right or any rights granted under the Plan.

5.6	Rights As Shareholder And Employee. With respect to shares of Stock subject to an Offering, a Participant shall not be deemed to be a stockholder and shall not have any rights or privileges of a stockholder by virtue of the Participant’s participation in the Plan until such Purchase Right has been exercised and the certificate for the shares purchased pursuant to the exercise has been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 8.1. Nothing herein shall confer upon a Participant any right to continue in the employ of a Participating Company or a Participating Affiliate, or interfere in any way with any right of a Participating Company or a Participating Affiliate to terminate the Participant’s employment at any time, except as otherwise provided under applicable law.

5.7	Notices. All notices or other communications by a Participant to the Board, the Committee and/or Company under or in connection with the Plan shall be deemed to have been duly given when received by the Administrator.

SECTION 6

EXERCISE OF PURCHASE RIGHT

6.1

Exercise of Purchase Right. The Purchase Right for each Participant shall be automatically exercised on each Purchase Date and such Participant shall automatically acquire the number of whole and partial shares of Stock determined by dividing (i) the total amount of the Participant’s payroll deductions accumulated in his or her Plan account during the Purchase Period, by (ii) the Purchase Price, to the extent the issuance of Stock to such Participant upon such exercise is lawful. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right, as determined under Section 5.3 above. Any cash balance remaining in a Participant’s Plan account following any Offering Period shall be refunded to the Participant as soon as practicable after such Offering Period ends.

6.2	Oversubscription. In the event, with respect to any Offering hereunder, that the number of shares of Stock that might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 7.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

6.3	Delivery of Stock. As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant of one or more certificates representing the shares of Stock acquired by the Participant on such Purchase Date; provided, however, that the Company may deliver such shares electronically to a broker that holds such shares in street name for the benefit of the Participant. Shares of Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.

6.4	Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and non-U.S. tax withholding obligations of the Participating Company or the Participating Affiliate that arise upon exercise of the Purchase Right or upon such disposition of shares, if any, in accordance with such procedures and withholding methods as may be established by the Company. The Participating Company or the Participating Affiliate may, but shall not be obligated to, withhold from any compensation or other amounts payable to the Participant the amount necessary to meet such withholding obligations.

6.5	Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised at the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of such Offering Period.

6.6	Reports to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded to the Participant pursuant to Section 6.1. The report may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.

6.7	Notification of Sale of Shares. Each Participant shall give the Company and/or the Administrator prompt notice of any disposition of Stock acquired pursuant to the Purchase Rights granted under the Plan in accordance with such procedures as may be established by the Company. The Company may require that until such time as a Participant disposes of Stock acquired pursuant to Purchase Rights granted under the Plan, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Rights. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

SECTION 7

STOCK SUBJECT TO THE PLAN

7.1	Stock Subject to the Plan. The maximum aggregate number of shares of Stock that may be issued under the Plan (including any sub-plan established pursuant to Section 9.4) shall be One Million Five Hundred Thousand (1,500,000), subject to adjustment in accordance with Section 8; provided, no more than Five Hundred Thousand (500,000) shares of Stock may be issued during any Offering Period. Shares of Stock issued under the Plan shall consist of authorized but unissued shares, reacquired shares, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

7.2	Legends. The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.

7.3	Securities Laws. The Company shall not be obligated to issue any Stock pursuant to any offering under the Plan at any time when the offer, issuance, or sale of shares covered by such Offering (i) has not been registered under the Securities Act of 1933, as amended, or does not comply with such other federal, state or non-U.S. laws, rules or regulations, or the requirements of any stock exchange upon which the Stock may then be listed, as the Company or the Board deems applicable, and (ii) in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations, or requirements available for the offer, issuance, and sale of such shares. Further, all stock acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state or non-U.S. law with respect to such securities. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

SECTION 8

RECAPITALIZATION, REORGANIZATION AND CHANGE IN CONTROL

8.1

Adjustments for Changes in Stock. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan and each Purchase Right, and in the Purchase Price. If a majority of the shares which are of the same class as the shares of Stock that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control as described in Section 8.2) shares of another corporation, the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for new shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion. Any fractional share resulting from an adjustment pursuant to this Section 8.1 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

8.2	Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Company”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Company elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights that are neither assumed by the Acquiring Company in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

SECTION 9

PLAN ADMINISTRATION

9.1	Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan, any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5). The Board may assign any of its administrative tasks set forth herein to the Company, except that the Board may not delegate the task of designating Participating Companies or Participating Affiliates, or its authority to make adjustments pursuant to Section 8.1. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

9.2	Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.

9.3	Policies and Procedures Established by the Company. The Company may, from time to time, consistent with the Plan and the requirements of Code Section 423, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its sole discretion, for the proper administration of the Plan, including, without limitation, (i) a minimum payroll deduction amount required for participation in an Offering, (ii) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (iv) a supplemental payment or payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Enrollment Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Code Section 423, and (v) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

9.4

Participation Outside of the United States. Notwithstanding anything in the Plan to the contrary, the Board may, in its sole discretion, establish sub-plans of the Plan which do not satisfy the requirements of Code Section 423 for purposes of effectuating the participation of Eligible Employees employed by a Participating Company located in countries outside of the United States. For purposes of the foregoing, the

Board may establish one or more sub-plans to: (a) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where the Participating Company is located; (b) amend or vary the terms of the Plan in each country where the Participating Company is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Participating Company, or (c) amend or vary the terms of the Plan in each country outside of the United States where the Participating Company is located as it considers necessary or desirable to meet the goals and objectives of the Plan. Each sub-plan established pursuant to this Section 9.4 shall be reflected in a written appendix to the Plan for each Participating Company in such country, and shall be treated as being separate and independent from the Plan; provided, the total number of shares of Stock authorized to be issued under the Plan shall include any shares of Stock issued under such non-Code Section 423 sub-plans. To the extent permitted under applicable law, the Board may delegate its authority and responsibilities under this Section 9.4 to an appropriate sub-committee consisting of one or more officers of the Company.

9.5	Participation by Affiliates. Notwithstanding anything in the Plan to the contrary, the Board may, in its sole discretion, establish sub-plans of the Plan which do not satisfy the requirements of Code Section 423 for purposes of effectuating the participation of Eligible Employees employed by a Participating Affiliate located in the United States or outside of the United States. For purposes of Participating Affiliates located outside of the United States, the Board may establish one or more sub-plans to: (a) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where the Participating Affiliate is located; (b) amend or vary the terms of the Plan in each country where the Participating Affiliate is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Participating Affiliate, or (c) amend or vary the terms of the Plan in each country outside of the United States where the Participating Affiliate is located as it considers necessary or desirable to meet the goals and objectives of the Plan. Each sub-plan established pursuant to this Section 9.5 shall be reflected in a written appendix to the Plan for each Participating Affiliate in such country, and shall be treated as being separate and independent from the Plan; provided, the total number of shares of Stock authorized to be issued under the Plan shall include any shares of Stock issued under such non-Code Section 423 sub-plans. To the extent permitted under applicable law, the Board may delegate its authority and responsibilities under this Section 9.5 to an appropriate sub-committee consisting of one or more officers of the Company.

SECTION 10

INDEMNIFICATION

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of a Participating Company or a Participating Affiliate, members of the Board and any officers or employees of a Participating Company or a Participating Affiliate to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

SECTION 11

PLAN AMENDMENT OR TERMINATION

11.1	Termination. The Board may at any time terminate the Plan, except that such termination shall not affect Purchase Rights previously granted under the Plan.

11.2	Amendment. The Board may make such modification or amendment to the Plan as it shall deem advisable; provided, however, that no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Code Section 423 or to obtain qualification or registration of the shares of Stock under applicable federal, state or non-U.S. securities laws).

An amendment must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if (i) such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or (ii) would change the definition of the corporations or companies that may be designated by the Board as Participating Companies or Participating Affiliates. In the event that the Board approves an amendment to increase the number of shares authorized for issuance under the Plan, the Board, in its sole discretion, may specify that any such additional Shares may only be issued pursuant to Purchase Rights granted after the date on which the stockholders of the Company approve such amendment, and such designation by the Board shall not be deemed to have adversely affected any Purchase Right granted prior to the date on which the stockholders approve the amendment.

LYONDELLBASELL INDUSTRIES N.V.

DELFTSEPLEIN 27E

3013 AA ROTTERDAM

THE NETHERLANDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 LYONDELLBASELL INDUSTRIES N.V.

The Management Board and Supervisory Board of Directors recommend you vote FOR all of the nominees:

1.	To elect four supervisory directors:		For	Against	Withhold

	1a.	Robin Buchanan, Class II director, to serve until the annual general meeting in 2018	☐	☐	☐

	1b.	Stephen F. Cooper, Class II director, to serve until the annual general meeting in 2018	☐	☐	☐

	1c.	Isabella D. Goren, Class II director, to serve until the annual general meeting in 2018	☐	☐	☐

	1d.	Robert G. Gwin, Class II director, to serve until the annual general meeting in 2018	☐	☐	☐

2.	To elect two managing directors to serve a three-year term:

	2a.	Kevin W. Brown	☐	☐	☐

	2b.	Jeffrey A. Kaplan	☐	☐	☐

The Management Board and Supervisory Board of Directors recommend you vote FOR the following proposals:			For	Against	Withhold

3.	Adoption of Annual Accounts for 2014		☐	☐	☐

4.	Discharge From Liability of Members of The Management Board		☐	☐	☐

5.	Discharge From Liability of Members of The Supervisory Board		☐	☐	☐

		For	Against	Abstain

6.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	☐	☐	☐

7.	Appointment of PricewaterhouseCoopers Accountants N.V. as our Auditor for the Dutch Annual Accounts	☐	☐	☐

8.	Ratification and Approval of Dividends in Respect of the 2014 Fiscal Year	☐	☐	☐

9.	Advisory (Non-Binding) Vote Approving Executive Compensation	☐	☐	☐

10.	Approval of Authority of the Supervisory Board to Issue Shares or Grant Rights to Acquire Shares	☐	☐	☐

11.	Approval for the Supervisory Board to Limit or Exclude Pre-emptive Rights from any Shares or Grants of Rights to Acquire Shares that it Issues	☐	☐	☐

12.	Approval of Amendment to The LyondellBasell N.V. 2012 Global Employee Stock Purchase Plan	☐	☐	☐

13.	Approval to Repurchase up to 10% of Issued Share Capital	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual General Meeting of Shareholders of

LyondellBasell Industries N.V.

Wednesday May 6, 2015, 11:00 a.m., local time

Sheraton Hotel, Schiphol Airport

Schiphol Blvd. 101

1118 BG Amsterdam

The Netherlands

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

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M85042-P60810

THIS PROXY IS SOLICITED ON BEHALF OF THE SUPERVISORY BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 6, 2015

The undersigned hereby appoints Bhavesh (Bob) V. Patel and Jeffrey A. Kaplan or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the ordinary shares of LyondellBasell Industries N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:00 a.m., local time, on Wednesday, May 6, 2015, at the Sheraton Hotel, Schiphol Airport, Schiphol Blvd. 101, 1118 BG Amsterdam, The Netherlands, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and in their discretion upon any matter that may properly come before the meeting or any adjournment of the meeting. This proxy is governed by Dutch law.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE SUPERVISORY BOARD OF DIRECTORS.

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